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                                                                       Exhibit 2

                  THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of June 5, 1998, is between Weather-Seal Acquisition Corporation, a Delaware corporation ("WAC") and a wholly-owned subsidiary of American Architectural Products Corporation, a Delaware corporation ("AAPC"), and Louisiana-Pacific Corporation, a Delaware corporation ("L-P").


                             BACKGROUND INFORMATION
                             ----------------------


                  A. L-P, through its Weather-Seal Division ("WEATHER-SEAL"), is engaged in, among other things, the business of manufacturing and selling premium wood, vinyl and vinyl- clad windows and patio doors (the "WEATHER-SEAL BUSINESS") at and from the facilities listed on Schedule 5.1.4 (the "WEATHER-SEAL PREMISES").

                  B. L-P desires to sell the Weather-Seal Business and substantially all of its assets, properties, rights and interests relating to the Weather-Seal Business to WAC.

                  C. Buyer desires to purchase and acquire from L-P, upon the terms and subject to the conditions set forth in this Agreement, substantially all of such assets, properties, rights and interests of L-P, in consideration of certain payments by WAC and the assumption by WAC of substantially all of the liabilities and obligations of L-P relating to the Weather-Seal Business.

                             STATEMENT OF AGREEMENT
                             ----------------------

                  NOW, THEREFORE, WAC and L-P hereby agree as follows:

                     ARTICLE 1. PURCHASE AND SALE OF ASSETS
                     --------------------------------------


                  1.1 SALE AND TRANSFER OF ASSETS. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in SECTION 4.1) and effective as of the Closing Date (as defined in SECTION 4.1), WAC shall purchase and acquire from L-P, and L-P shall Transfer (as defined in SUBSECTION 11.10.9) to WAC, all of L-P's right, title and interest in, to or arising under the following, and only the following, assets, properties, rights and interests, as the same shall exist as of the Closing Date, that are owned, used, occupied or held by or for the benefit of L-P exclusively or primarily in the operation of the Weather-Seal Business, wherever situated, as described in this SECTION 1.1, but excluding the Retained Assets (collectively, the "ACQUIRED ASSETS"):

                  1.1.1 INVENTORY. The inventories of products, work-in-process, finished goods, scrap, raw materials, supplies and parts relating solely to the Weather-Seal Business and




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         located at, or in route to or from, the Weather-Seal Premises
         (collectively, the "INVENTORY");

                  1.1.2 ACCOUNTS RECEIVABLE. Accounts receivable relating to the Weather-Seal Business, existing as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE");

                  1.1.3 PREPAIDS. All prepaid expenses, advance payments, deposits, surety accounts and similar assets (excluding insurance as set forth in SUBSECTION 1.2.7 and SECTION 8.9) relating exclusively to the Weather-Seal Business, including, without limitation, prepaid deposits with suppliers and utilities;

                  1.1.4 FIXED ASSETS. The tangible personal property and equipment of or primarily relating to the Weather-Seal Business, whether owned, used, occupied or held by or for the benefit of or otherwise employed in the Weather-Seal Business, and located at, or normally located at, the Weather-Seal Premises, including, without limitation, fixtures, machinery and equipment (including, without limitation, all machinery and equipment under construction), molds, tools, spare parts, furniture, furnishings, including any and all tangible personal property listed on SCHEDULE 1.1.4, but excluding Inventory (collectively, the "FIXED ASSETS");

                  1.1.5 REAL PROPERTY. All real property described under the heading "Weather-Seal Business Real Property" on SCHEDULE 5.1.4, and all improvements and fixtures located thereon (the "WEATHER-SEAL BUSINESS REAL PROPERTY"), including, without limitation, the following:

                           (a) the land (the "LAND") more particularly described
                  on SCHEDULE 5.1.4;

                           (b) the buildings, structures, fixtures and
                  improvements and other items of value, including, without limitation, all of the electrical, heating, plumbing, air conditioning, air compression, machinery apparatus and equipment that are located on the Weather-Seal Business Real Property, and all appurtenances thereto (collectively, the "STRUCTURES");

                           (c) the appurtenant rights, privileges and easements
                  belonging to or appertaining to the Land, including, without limitation, all rights of way, access rights, surface and subsurface rights and air rights; and

                           (d) all right, title and interest in and to all
                  public and private streets, roads, avenues, alleys or passageways (open or proposed) on or abutting the Land;

                  1.1.6 LEASED PROPERTY. All rights and interests under the lease agreements for the Premises (the "LEASE AGREEMENTS") more particularly described under the heading "WEATHER-SEAL BUSINESS LEASED PROPERTY" on SCHEDULE 5.1.4, and all appurtenances thereto (the Premises subject to the Lease Agreements and all such appurtenances being collectively referred to in this Agreement as the "WEATHER-SEAL BUSINESS LEASED


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         PROPERTY"; and together with the Weather-Seal Business Real Property, the "WEATHER-SEAL BUSINESS PROPERTY");

                  1.1.7 INTELLECTUAL PROPERTY RIGHTS. The rights, title and interest in and to the inventions, patents, patent disclosures, trademarks, service marks, trade dress, trade names, brand names, logos, copyrights, know-how, software, plans, technology, trade secrets, test procedures, processes, formulae, improvements, technical and computer data, marketing materials that are used primarily in the conduct of the Weather-Seal Business, including, without limitation, the intellectual and intangible property rights described on SCHEDULE 5.1.10, together with the goodwill associated therewith (collectively, the "INTELLECTUAL PROPERTY RIGHTS");

                  1.1.8 BUSINESS RECORDS. All books and records relating exclusively to the Weather-Seal Business (copies of which may be retained by L-P to the extent L-P has a legitimate need to retain such copies), including, without limitation, all such files, invoices, customer lists, forms, accounts, correspondence, production records, engineering data, procedures, systems, computer software and programs, data stored in computers, models, instructions, designs, specifications, equipment lists, parts lists, art work, drawings, patterns, blueprints, plans, technical, accounting, manufacturing and procedural manuals, employment records, studies, and any confidential information that has been reduced to writing or other tangible medium relating solely to or arising solely out of the Weather-Seal Business;

                  1.1.9 RIGHTS UNDER CONFIDENTIALITY AGREEMENTS AND WARRANTIES. All rights, claims and benefits of L-P in, to or under any (a) (i) employee confidentiality agreements entered into by L-P relating to the Weather-Seal Business and (ii) confidentiality or secrecy agreements entered into by L-P with third parties that relate to the use or disclosure of information, in each case to the extent concerning or otherwise relating to the Weather-Seal Business; and (b) express or implied warranties from the suppliers of goods or services relating to the Weather-Seal Business;

                  1.1.10 CATALOGS AND ADVERTISING MATERIALS. Subject to SECTION 8.3, all promotional and advertising materials relating exclusively to the Weather-Seal Business, including, without limitation, all such catalogs, brochures, plans, supplier lists, manuals, handbooks, equipment and parts lists, dealer and distributor lists, labels and packaging materials;

                  1.1.11 PURCHASE ORDERS. All open purchase and sale orders to the extent relating to the Weather-Seal Business;

                  1.1.12 CONTRACTS. All rights, benefits and interests of L-P under the Contracts (as defined in SUBSECTION 5.1.5);

                  1.1.13 PERMITS. All licenses, permits, approvals, variances, waivers or consents (collectively, "PERMITS"), issued by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality (collectively, "GOVERNMENTAL


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         AUTHORITIES"), used solely in, or necessary to the operation of, the
         Weather-Seal Business, including the Permits that are listed on
         SCHEDULE 5.1.11, unless the Transfer thereof is prohibited by applicable Law;

                  1.1.14 OTTAWA 401(K) PLAN. All rights, benefits and interests of L-P under the Ottawa 401(k) Plan (as defined in SUBSECTION 8.5.4) maintained for certain Represented Employees at the Weather-Seal Premises located at Ottawa, Ohio, and all rights, benefits and interests of L-P, relating only to the Unrepresented Employees eligible to participate in the L-P 401(k) Plan (as defined in SUBSECTION 8.5.4); and

                  1.1.15 MISCELLANEOUS. Except for the Retained Assets (as defined in SECTION 1.2), the other assets, properties, rights and interests of L-P otherwise employed exclusively or used exclusively in or related exclusively to the operation of the Weather-Seal Business, of every kind, nature and description, whether tangible or intangible, real, personal or mixed, and wherever situated, including, without limitation, those assets, properties, rights and interests reflected on the Last Balance Sheet (as defined in SUBSECTION 5.1.6).

                  1.2 RETAINED ASSETS. The following assets of the Weather-Seal Business (the "RETAINED ASSETS") shall be retained by L-P and shall not be Transferred to WAC on the Closing Date:

                  1.2.1 CASH. All cash and cash equivalents or similar types of investments of the Weather-Seal Business, such as certificates of deposit, treasury bills and other marketable securities.

                  1.2.2 RETAINED NAMES. The name "Louisiana-Pacific" and other trademarks or trade names of L-P, including the trade name L-P or any variation thereof (collectively, the "RETAINED NAMES") and any rights or interests therein, except that WAC has the right to use the Retained Names and product designations after the Closing pursuant to SECTION 8.3, but only to the extent provided therein;

                  1.2.3 RECORDS. All records and other data that relate solely to the Retained Assets or Retained Liabilities (as defined in SECTION 2.2);

                  1.2.4 DESIGNATED ASSETS. Any other assets, properties, rights and/or interests that are specifically described on SCHEDULE 1.2.4;

                  1.2.5 TAX REFUNDS. All rights to any refunds of all Taxes paid with respect to the Weather-Seal Business for the period prior to the Effective Time (as described in SECTION 4.1). For the purposes of this Agreement "TAX" or "TAXES" means all federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, real estate and special assessments, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign);






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                  1.2.6 EMPLOYEE PLAN ASSETS. Except as provided in SUBSECTION
         1.1.14, the rights of L-P under, and any funds and property held in trust or otherwise pursuant to, L-P's Employee Plans;

                  1.2.7 INSURANCE. Any and all policies of insurance with respect to the Acquired Assets or the Weather-Seal Business that are presently maintained by or managed through L-P, including, without limitation, general liability, property, casualty, product liability and workers' compensation insurance (other than workers' compensation insurance covering employees at the Weather-Seal Premises that are insured under any state workers' compensation insurance program); and

                  1.2.8 ALL OTHER ASSETS. All other assets, properties, rights and interests of L-P.

                  1.3 NONASSIGNABLE ITEMS. Anything contained in this Agreement to the contrary notwithstanding, this Agreement is not an agreement to Transfer (as defined in SUBSECTION 11.10.6) any Acquired Asset, if an attempted Transfer thereof, without the Consent (as defined in SUBSECTION 5.1.17 ) of another party thereto or a Governmental Authority (as defined in SUBSECTION 1.1.13) would constitute a breach of, or in any way affect the rights of L-P or WAC with respect to or otherwise reduce the value to WAC of, such Acquired Asset (a "NONASSIGNABLE ITEM").


                             ARTICLE 2. LIABILITIES
                             ----------------------

                  2.1 ASSUMPTION OF LIABILITIES. Except as otherwise provided in
SECTION 2.2, on the Closing Date, WAC shall assume and shall thereafter pay, perform and discharge when due all debts, liabilities and obligations, that arise out of or relate to the Weather-Seal Business or the Acquired Assets, on or after the Closing and whether known or unknown, fixed or contingent including, without limitation, the following (the "ASSUMED LIABILITIES"):

                  2.1.1 TRADE PAYABLES; ACCRUED EXPENSES. All liabilities and obligations of L-P that constitute trade account payables to the extent relating to the Weather-Seal Business and included in the Final Closing Working Capital (as defined in SUBSECTION 3.4.3) (the "TRADE PAYABLES") and all other expenses accrued as of the Closing Date in the operation of the Weather-Seal Business or otherwise in connection with the Acquired Assets, but only to the extent such other expenses are not incurred in violation of the provisions of SECTION 5.1 ;

                  2.1.2 CONTRACTS. All liabilities and obligations of L-P arising under the terms of the Contracts;

                  2.1.3 CURRENT LIABILITIES. To the extent not included in SUBSECTION 2.2.1 OR SUBSECTION 2.1.1 above, all liabilities that, as of the Closing, constitute negative items of Working Capital (as defined in SUBSECTION 3.4.1) but only to the extent (a) relating to the


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         Weather-Seal Business; and (b) in the amounts as of the Closing Date specified in the Final Closing Working Capital (as defined in SUBSECTION 3.4.3);

                  2.1.4 OPEN ORDERS. All purchase orders not included in SUBSECTION 2.1.2 OR SUBSECTION 2.1.3 entered into by L-P prior to the Closing to the extent relating to the Weather-Seal Business, under which goods and services have not been delivered by the Closing;

                  2.1.5 PROPERTY TAXES. Any Taxes assessed against the Weather-Seal Business Property for the period following the Effective Time;

                  2.1.6 PERMITS. All liabilities and obligations of L-P under any Permits listed on SCHEDULE 5.1.11 that are to be assigned or transferred to WAC under the provisions of this Agreement (but, in each case, only to the extent such liabilities and obligations relate exclusively to the Weather-Seal Business and to performance after the Closing Date);

                  2.1.7 EMPLOYEE-RELATED LIABILITIES. Except as provided in SUBSECTIONS 2.2.4 AND 2.2.7, all liabilities and obligations of L-P on and after the Closing Date to any Persons who are employees at the Weather-Seal Premises as of the Closing Date, or to any such Person's spouses, children, other dependents or beneficiaries, or to any participant, or beneficiary under the Ottawa 401(k) Plan (as defined in SUBSECTION 8.5.4(A)), the sponsorship of which WAC will assume pursuant to SUBSECTION 8.5.4 (A);

                  2.1.8 PRODUCT LIABILITY. All liabilities and obligations relating to the Weather-Seal Business, any products of the Weather-Seal Business or the Acquired Assets (or any other assets, properties, rights or interests associated with the Weather-Seal Business, products of the Weather-Seal Business or the Acquired Assets), arising out of or relating to the operation of the Weather-Seal Business on and after the Closing, including (i) product liability claims, and claims for personal injury and property damage,
         (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, or (iii) compliance with any Laws relating to any of the foregoing;

                  2.1.9 PRODUCT WARRANTY LIABILITY. All liabilities and obligations relating to any products of the Weather-Seal Business, arising out of or relating to any dispute for services rendered or goods manufactured (including, without limitation, product warranty claims and claims for refunds and returns) on or after the Closing or, to the extent of any reserve therefor set forth on the Last Balance Sheet, prior to the Closing;

                  2.1.10 ENVIRONMENTAL CLAIMS. All liabilities and obligations relating to the Weather-Seal Business and the Weather-Seal Premises on or after the Closing, arising out of or relating to any Environmental Law whether arising under contract, by Law or otherwise;

                  2.1.11 SHUTDOWN COSTS. Any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the shutdown, at or after the Closing, of the Weather-Seal Business or any of the Weather-Seal Premises, including in each case, without limitation, any action that could





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         be construed as a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101-2109, as amended ("WARN"), or any "employment loss," as defined in WARN, that any Transferred Employee (as defined in SUBSECTION 8.5.1) may suffer or may be deemed to suffer; and

                  2.1.12 OTTAWA 401(K) PLAN, ASSUMED WEATHER-SEAL CBA AND MULTIEMPLOYER PLANS. All liabilities and obligations of L-P under the Ottawa 401(k) Plan, the Assumed Weather-Seal CBA and the Multiemployer Plans (as defined in SUBSECTION 7.2.6).

                  2.2 RETAINED LIABILITIES. Except as provided in SECTION 2.1, L-P will retain, and WAC will not assume, or be responsible or liable with respect to, the following, and only the following, liabilities or obligations of L-P relating to the Weather-Seal Business (collectively, the "RETAINED LIABILITIES"):

                  2.2.1 LIABILITIES RELATING TO THE SALE OF ACQUIRED ASSETS. The liabilities and obligations of L-P arising out of, or relating to, the negotiation and preparation of this Agreement, the liabilities and obligations of L-P under this Agreement and the Transfer of the Acquired Assets to WAC including, without limitation, all finder's or broker's fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals retained by or on behalf of L-P;

                  2.2.2 TAXES. Subject to SUBSECTION 2.1.5, the liabilities and obligations of L-P for any unpaid income Taxes for any taxable periods ending on or before the Closing Date;

                  2.2.3 LIABILITIES RELATING TO RETAINED ASSETS. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of the Retained Assets;

                  2.2.4 EMPLOYEE-RELATED LIABILITIES. Except as provided in SUBSECTION 8.5.4, all liabilities and obligations of L-P through the Closing Date to any Persons who were employees of the Weather-Seal Business prior to the Closing Date or to any such Person's spouses, children, other dependents or beneficiaries, whether known or unknown, filed or unfiled, matured or unmatured, under the Employee Plans (as defined in SUBSECTION 5.1.13), and under the Retained Weather-Seal CBAs (as defined in SUBSECTION 5.1.12);

                  2.2.5 PRODUCT AND SAFETY LIABILITY. Except as provided in SUBSECTION 2.1.9, all liabilities and obligations relating to any products of the Weather-Seal Business or the Acquired Assets (or any other assets, properties, rights or interests associated with the Weather-Seal Business, products of the Weather-Seal Business or the Acquired Assets) arising out of or relating to the operation of the Weather-Seal Business, whether known or unknown, filed or unfiled, matured or unmatured, prior to the Closing;

                  2.2.6 ENVIRONMENTAL CLAIMS. All liabilities and obligations relating to the Weather-Seal Business or the Weather-Seal Premises prior to the Closing, whether


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         known or unknown, filed or unfiled, matured or unmatured, arising out of or relating to any Environmental Law whether arising under contract by Law or otherwise; and

                  2.2.7 NLRA LIABILITY. All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any action or claim that L-P, while operating the Weather-Seal Business prior to the Closing Date, violated the National Labor Relations Act, 29 U.S.C.
         Section 151 et seq.


                            ARTICLE 3. PURCHASE PRICE
                            -------------------------

                  3.1 DEPOSIT. In accordance with the terms of the Letter of Intent (as defined in SECTION 11.2) AAPC has previously deposited $1,000,000 as a security deposit (together with interest thereon, the "DEPOSIT") with the Escrow Agent (as defined in that certain escrow agreement among AAPC, L-P and the Escrow Agent, dated as of even date with the Letter of Intent (the "ESCROW AGREEMENT")). The Deposit shall be held and disbursed in accordance with the terms of the Escrow Agreement and SECTION 3.2 or SECTION 9.3 of this Agreement, as the case may be.

                  3.2 TOTAL CONSIDERATION. In full consideration for L-P's obligations under this Agreement and the Transfer of the Acquired Assets by L-P to WAC:

                  3.2.1 WAC PAYMENT. WAC shall pay L-P at the Closing, $28,000,000 in immediately available funds by bank wire transfer; PLUS the aggregate amount of the Preclosing Working Capital (as defined in SECTION 3.3) as follows: (i) $7,500,000 by execution and delivery of a Subordinated Promissory Note of AAPC for such amount, dated the date hereof (the "NOTE"), in the form attached hereto as EXHIBIT A; and (ii) the balance in immediately available funds by bank wire transfer (collectively, the "WAC CLOSING PAYMENT").

                  3.2.2 ESCROW PAYMENT. The Escrow Agent shall pay L-P at the Closing the Deposit in immediately available funds by bank wire transfer (the WAC Closing Payment and the Deposit, collectively, the "CLOSING PAYMENT").

                  3.2.3 ADJUSTMENTS. The balance of the Note and the Closing Payment shall be subject to adjustment pursuant to SECTION 3.3 (the Closing Payment, as adjusted pursuant to SECTION 3.3, or, after the Closing, pursuant to SECTION 3.4, the "PURCHASE PRICE").

                  3.3 PRECLOSING WORKING CAPITAL. At least two (2) business days prior to the Closing, L-P shall prepare and deliver to WAC a schedule (the "PRECLOSING WORKING CAPITAL SCHEDULE") prepared on a basis consistent with the Last Balance Sheet (as defined in SUBSECTION 5.1.6) (as demonstrated by the work papers created in connection with the preparation of the Last Balance Sheet), and with L-P's normal accounting policies, cost allocation procedures and accounting practices for divisional operations to the extent said procedures and practices are not materially inconsistent with U.S. generally accepted accounting principles ("GAAP") consistently applied, and showing the Working Capital as at the end of the then most recent



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calendar month for which such information is available with respect to the
Weather-Seal Business (the "PRECLOSING WORKING CAPITAL").

                  3.4  ADJUSTMENT OF PURCHASE PRICE.

                  3.4.1 CLOSING WORKING CAPITAL SCHEDULE. As soon as practicable, but in no event later than forty-five (45) days after the Closing Date, L-P shall prepare and deliver, or cause to be delivered, to WAC a schedule of the current assets and current liabilities of the Weather-Seal Business (the "CLOSING WORKING CAPITAL SCHEDULE") setting forth L-P's respective calculations of the current assets and current liabilities of the Weather-Seal Business as of the Closing Date; and
         (b) the Working Capital as of such date; except that there will be no adjustments to reflect changes to the property, plant and equipment resulting from ordinary depreciation and minor capital additions or disposals in the ordinary course of business through the Closing. The Closing Working Capital Schedule must be prepared, and the current assets and current liabilities must be calculated, on a basis consistent with the preparation of the Last Balance Sheet (as demonstrated by the work papers created in connection with the preparation of the Last Balance Sheet), and with L-P's normal accounting policies, cost allocation procedures and accounting practices for divisional operations to the extent that said procedures and practices are not materially inconsistent with GAAP consistently applied. As used in this Agreement, the term "WORKING CAPITAL" means, as of any time, the sum of all current assets (that is, all assets included in the Acquired Assets other than Fixed Assets and Weather-Seal Business Real Property) LESS the sum of all current liabilities (except that Closing Working Capital and Final Closing Working Capital will not include any items of negative Working Capital not required to be assumed by WAC pursuant to this Agreement).

                  3.4.2 REVIEW OF CLOSING WORKING CAPITAL SCHEDULE. Not later than thirty (30) days following delivery to WAC of the Closing Working Capital Schedule, WAC must notify L-P in writing of any adjustments to such Schedule that WAC reasonably believes are necessary for the Closing Working Capital Schedule to fairly present the Working Capital as of the Closing Date in accordance with SUBSECTION 3.4.1 (the "ADJUSTMENT REQUEST"). The Adjustment Request must specify (a) the amount of the proposed adjustment; (b) the item to which such proposed adjustment relates; and (c) the facts and circumstances supporting the adjustment. Unless WAC gives notice as required by this SUBSECTION 3.4.2, the Closing Working Capital Schedule is binding upon L-P and WAC. For fifteen (15) days after the delivery to L-P of any Adjustment Request, WAC and L-P shall discuss WAC's proposals in the Adjustment Request in order to reach agreement upon appropriate adjustments to the Closing Working Capital Schedule. If WAC and L-P do not reach agreement as to the content or preparation of the Closing Working Capital Schedule during such fifteen (15) day period, then WAC and L-P shall jointly engage KPMG Peat Marwick LLP or another mutually acceptable, internationally recognized, independent public accounting firm (the "INDEPENDENT AUDITOR") to resolve the dispute in a manner consistent with this SECTION 3.3. The fees and expenses of the Independent
         Auditor are to be paid fifty percent (50%) by WAC and the remaining fifty percent (50%) by L-P.



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

                  3.4.3 DECISION OF INDEPENDENT AUDITOR. WAC and L-P shall have thirty (30) days after the date of engagement of the Independent Auditor pursuant to SUBSECTION 3.4.2 to prepare a presentation to the Independent Auditor. At the end of such period, each party shall make its presentation to the Independent Auditor, which shall make its determination based solely upon presentations by WAC and L-P and in accordance with GAAP. As soon as practicable, but in any event within thirty (30) days following the end of the presentations of WAC and L-P, the Independent Auditor shall notify WAC and L-P in writing of any adjustments that are required to the Closing Working Capital Schedule. The Closing Working Capital as shown on the Closing Working Capital Schedule, with such adjustments as may be agreed upon by WAC and L-P pursuant to this SECTION 3.4 or determined by the Independent Auditor in a manner consistent with this SECTION 3.4, is the "FINAL CLOSING WORKING CAPITAL."

                  3.4.4 PAYMENT PROCEDURES. If the amount of the Final Closing Working Capital is greater than the sum of the Preclosing Working Capital, the Purchase Price shall be adjusted upward, dollar for dollar, and WAC shall pay L-P the amount of the difference by wire transfer of immediately available funds to an account designated in writing by L-P. If the amount of the Final Closing Working Capital is less than the sum of the Preclosing Working Capital, the Purchase Price shall be adjusted downward, dollar for dollar, and the balance of the Note shall be adjusted downward accordingly. Any payment or adjustment required to be made under this SECTION 3.4 shall be made within five
         (5) days of the determination of the Final Closing Working Capital.

                  3.5 ALLOCATION. The Purchase Price shall be allocated among the Acquired Assets in accordance with SCHEDULE 3.5. WAC and L-P shall report the purchase and sale of the Acquired Assets in all reports and returns (including Tax returns) prepared and filed with any Governmental Authority consistently with this SECTION 3.5.


                               ARTICLE 4. CLOSING
                               ------------------

                  4.1 GENERAL. The "CLOSING" means the time when the Acquired Assets are Transferred by L-P to WAC. The Closing will take place at the offices of Jones, Day, Reavis & Pogue, 901 East Ninth Street, Cleveland, Ohio, 44114 at 10:00 A.M. on the date that is the later to occur of (i) five (5) business days following the day on which the last of the regulatory approvals, consents or clearances is received, and any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), expires or is earlier terminated or, (ii) ten (10) business days after the date of this Agreement, or at such other time and place and on such other day as is mutually agreed upon in writing by the parties hereto (the "CLOSING DATE"). Legal title, equitable title and risk of loss with respect to the Acquired Assets will not pass to WAC until the Acquired Assets are Transferred at the Closing, which Transfer, once it has occurred, is effective for tax, accounting and other computational purposes as of 12:01 A.M. (Eastern Time) on the day following the Closing Date (the "EFFECTIVE TIME"). Taxes assessed against the Weather-Seal Business Real Property shall be prorated as of the Effective

Time (or in the case of real estate Taxes, paid current by L-P through the Closing Date based upon a proration derived from the most recent tax assessment).

                  4.2 DELIVERIES BY L-P. At the Closing, L-P shall deliver to
         WAC:

                  4.2.1 A quit claim deed or deeds relating to the Weather-Seal Business Real Property;

                  4.2.2 A bill of sale, in the form attached hereto as EXHIBIT B, transferring the Acquired Assets to WAC;

                  4.2.3 Instruments of Assignment to WAC of all registered and unregistered Intellectual Property Rights (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein), in the form attached hereto as EXHIBIT C;

                  4.2.4  The certificate required by SUBSECTION 6.1.6;

                  4.2.5 An assignment and assumption of leases assigning all of L-P's right, title and interest in the Weather-Seal Business Leased Property to WAC in the form attached hereto as EXHIBIT D;

                  4.2.6 ALTA (Form 10-17-92) or equivalent owner's policies of title insurance issued by Lawyers Title Insurance Corporation (or a binding commitment to issue such policies) for each Weather-Seal Business Real Property (the "TITLE INSURANCE") in the amount equal to the market value for Tax purposes for each such property, insuring that, at Closing, WAC owns fee simple title to each Weather-Seal Business Real Property free of all Liens except the so-called "standard exceptions" (except that L-P shall execute an affidavit in form acceptable to the title company to remove the standard mechanics lien and party in possession exceptions) and any Permitted Liens (as defined in SUBSECTION 5.1.3(D));

                  4.2.7 Certificates of title with respect to owned motor vehicles that constitute part of the Acquired Assets; and

                  4.2.8 Short-form good standing certificate for L-P from the Secretary of State of the State of Delaware, dated not more than fifteen (15) days prior to the Closing.

                  4.3 DELIVERIES BY WAC. At the Closing, WAC shall deliver to L-P the following:

                  4.3.1  The WAC Closing Payment (including the Note);

                  4.3.2  The certificate required by SUBSECTION 6.2.5;

                  4.3.3 Short-form good standing certificate for WAC from the Secretary of State of the State of Delaware, dated not more than fifteen (15) days prior to the Closing;

                  4.3.4 An Instrument of Assumption of the Assumed Liabilities in the form attached hereto as EXHIBIT E;

                  4.3.5 Resale and exemption certificates for the Inventory and the exempt Fixed Assets, respectively; and

                  4.3.6 A copy of the bond issued, proof of an established escrow account or approved variance issued by the trustees of a multiemployer plan required by Section 7.2.6 for each multiemployer plan listed on Schedule 5.1.13.

                  4.4 OTHER DELIVERIES. At the Closing, the Escrow Agent shall deliver the Deposit to L-P in immediately available funds.


                    ARTICLE 5. REPRESENTATIONS AND WARRANTIES
                    -----------------------------------------

                  5.1 REPRESENTATIONS AND WARRANTIES OF L-P. L-P hereby represent and warrants to WAC that:

                  5.1.1 ORGANIZATION AND STANDING; POWER AND AUTHORITY. L-P is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. L-P has full corporate power and authority to operate the Weather-Seal Business, to own or lease the Acquired Assets, to carry on the Weather-Seal Business as now being conducted, and to enter into and perform this Agreement, the transactions and other agreements and instruments contemplated by this Agreement. SCHEDULE 5.1.1 lists all of the jurisdictions in which the ownership or lease of the Acquired Assets or the operation of the Weather-Seal Business requires L-P to be qualified or licensed to do business as a foreign corporation, and L-P is duly qualified or licensed to do business as a foreign corporation and is in good standing in each such jurisdiction except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change (as defined in SUBSECTION 11.10.6). This Agreement and all other agreements and instruments executed and delivered or to be executed and delivered by L-P in connection herewith (collectively, the "TRANSACTION DOCUMENTS") have been, or upon execution thereof will be, duly and validly executed and delivered by L-P. This Agreement and the Transaction Documents have been duly and validly authorized by all necessary corporate action in respect thereof on the part of L-P and constitute legal, valid and binding obligations of L-P, enforceable against L-P in accordance with their respective terms, except to the extent that enforcement thereof is affected by Laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

                  5.1.2 CONFLICTS; DEFAULTS. Except as disclosed on SCHEDULE 5.1.2, neither the execution and delivery of this Agreement and the Transaction Documents, nor the performance by L-P of the transactions contemplated hereby or thereby, will (a) violate, conflict with, result in the breach of or constitute a default under, any of the terms of

         L-P's Certificate of Incorporation or By-Laws, (b) to the best of L-P's knowledge, violate any provisions of, or result in the (or give rise to any right of) termination, cancellation or acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument constituting an Acquired Asset or an Assumed Liability, including, without limitation, the Contracts or any other material agreement to which L-P is a party, or any order, judgment or decree, relating to the Weather-Seal Business or the Acquired Assets, or by which L-P, the Weather-Seal Business, the Acquired Assets or any other material portion of L-P's assets are bound; (c) result in the creation or imposition of any Liens in favor of any third Person or entity upon the Weather-Seal Business or any of the Acquired Assets; (d) to the best of L-P's knowledge, violate any Law or judgment of any Governmental Authority; (e) to the best of L-P's knowledge, constitute an event that, after notice or lapse of time or both, would result in such violation, conflict, breach, default, termination, cancellation, acceleration, or creation or imposition of Liens; (f) constitute an event that, after notice or lapse of time would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase the Weather-Seal Business or any of the Acquired Assets, except, in the case of clauses (b)-(f), for such violations, consents, approvals, notices, breaches, lapses, cancellations, terminations, defaults, or accelerations that could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change.

                  5.1.3  ACQUIRED ASSETS; TITLE TO THE ACQUIRED ASSETS.

                  (a) The Acquired Assets to be Transferred to WAC under this Agreement and the rights to be granted to WAC here together constitute all of the assets, properties, rights and interests necessary to conduct the Weather-Seal Business in substantially the same manner as conducted by L-P prior to the date of this Agreement, except for assets used to supply the services listed on SCHEDULE 5.1.3(A) supplied to the Weather-Seal Business by L-P at its corporate headquarters at 111 S.W. Fifth Avenue, Portland, or at L- P's facilities other than the Weather-Seal Premises.

                  (b) LP has exclusive title to, and the unqualified right to use and Transfer to WAC, each of the Acquired Assets other than the Weather-Seal Business Real Property, free and clear of all Liens other than the Permitted Liens. The consummation of the transactions contemplated by this Agreement and the Transaction Documents (including, without limitation, the Transfer of the Acquired Assets, and all rights and interests therein, to WAC as contemplated in this Agreement) will not adversely affect such title or rights.

                  (c) Except as disclosed on SCHEDULE 5.1.3(C), none of the Acquired Assets other than the Weather-Seal Business Real Property are subject to, or held under, any lease, mortgage, security agreement, conditional sales contract or other title retention agreement, or will be located on the Closing Date at any location other than the Weather-Seal Premises. L-P has the enforceable right under valid and existing leases to occupy, use or control all properties and assets leased by it under leases included in the Acquired Assets.

                  (d) The delivery to WAC of the instruments of Transfer contemplated by this Agreement will vest exclusive title (as to all Acquired Assets owned by L-P) or full right to possess and use (as to all Acquired Assets not owned by L-P) to the Acquired Assets, other than the Weather-Seal Business Real Property, in WAC, free and clear of all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, adverse claims, collateral security arrangements and other title retention arrangements, restrictions (including any rights of way, use restrictions, and other variances, reservations or limitations of any nature) or encumbrances whatsoever ("LIENS"), other than (i) zoning ordinances, (ii) liens for current Taxes not yet due and payable, (iii) such other encumbrances that do not secure indebtedness and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby, and
         (iv) those items identified on SCHEDULE 5.1.3(D) (collectively, the "PERMITTED LIENS").

                  5.1.4  REAL PROPERTY.

                  (a) L-P has the right to quiet enjoyment and the exclusive use of the Weather-Seal Business Real Property subject to the Permitted Liens. There has been no disturbance or challenge to L-P's quiet possession of the Weather-Seal Business Real Property.

                  (b) L-P has good and marketable title to, and the unqualified right to use and Transfer to WAC, the Weather-Seal Business Real Property, free and clear of all Liens other than the Permitted Liens.

                  (c) L-P has not received any notice that any portion of the Weather-Seal Business Real Property is subject to any pending condemnation proceeding or any other proceeding by any Governmental Authority adverse to such property or such portion and, to L-P's knowledge, there is no threatened condemnation or other proceeding with respect thereto.

                  (d) There are no Persons (other than L-P) in possession of the Weather-Seal Business Real Property.

                  (e) L-P has an enforceable leasehold interest in the Weather-Seal Business Leased Property, free and clear of all Liens except the Permitted Liens. Except as disclosed on SCHEDULE 5.1.4, to the best of L-P's knowledge, each Lease Agreement will continue to be enforceable and in full force and effect in accordance with its terms.

                  (f) L-P has not assigned, transferred, conveyed, mortgaged, granted a deed of trust or encumbered any interest in any Weather-Seal Business Leased Property.

                  5.1.5 CONTRACTS. SCHEDULE 5.1.5 includes a list of all contracts, agreements, commitments, options, leases, licenses, mortgages, other security interests, understandings and promises, relating exclusively to the Weather-Seal Business, to which L-P is a party or by which it is bound in any respect, that is:

                           (a) a license or a lease requiring the payment of
                  more than $100,000 per annum;

                           (b) for the purchase or sale of materials, inventory,
                  equipment, real or personal property, capital assets or supplies requiring the payment of more than $100,000 per annum;

                           (c) a management, advisory or consulting contract for
                  the performance of services that is not terminable at will by L-P without cost and that may require payments of amounts after the Closing Date in excess of $100,000 per annum;

                           (d) with an agent, dealer, distributor, sales
                  representative or franchisee;

                           (e) with an employee or officer of L-P that is not
                  terminable at will by L-P without cost and that may require payments of amounts after the Closing Date in excess of $100,000 per annum;

                           (f) a contract or agreement for the storage,
                  transportation, treatment or disposal of any Hazardous Substance (as defined in SUBSECTION 11.10.3), or a contract for the storage, transportation, treatment or disposal of any waste or by-product requiring the payment of more than $100,000 per annum;

                           (g) an agreement granting to any Person a
                  first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Weather-Seal Business that is an Acquired Asset; or

                           (h) any license or royalty agreement including, but
                  not limited to, a license under or any agreement with respect to an Intellectual Property Right (the items described in clauses (a) through (h), and any other contracts, agreements, commitments, obligations, undertakings or understandings listed on SCHEDULE 5.1.5 (collectively, the "CONTRACTS"); PROVIDED, HOWEVER, that no Employee Plans or Employee Plan documents are Contracts under this Agreement).

         Each Contract is in full force and effect. L-P has performed all material obligations required to be performed by L-P under the Contracts through the date hereof, and neither L-P nor, to the best of L-P's knowledge, any other party to any Contract has breached, defaulted under or improperly terminated or canceled any Contract or is in breach of or default under any Contract, and, to the best of L-P's knowledge, there exists no condition or event (including the assignment of any such Contract, after obtaining Consent (as defined in SUBSECTION 5.1.17) if necessary) that after notice or lapse of time or both, would constitute a breach, termination or cancellation of default under any Contract.

                  5.1.6 LAST BALANCE SHEET. L-P has heretofore delivered to WAC a true and complete copy of an unaudited Statement of Assets and Liabilities of the Weather-Seal Business as of December 31, 1997 (the "LAST BALANCE SHEET"). The Last Balance Sheet was prepared from the books and records maintained by L-P for the Weather-Seal

         Business, and fairly presents, in all material respects, the financial position of the Weather-Seal Business as of December 31, 1997 (the "BALANCE SHEET DATE"), and the results of the Weather-Seal Business' operations for the period then ended in accordance with L-P's normal accounting practices, cost allocation procedures and accounting practices for divisional operations with Inventories valued on a "first in-first out" "FIFO" basis as reflected on the books and records of the Weather-Seal Business. Except as disclosed on SCHEDULE 5.1.6, the Last Balance Sheet was prepared in accordance with GAAP consistently applied. Except as set forth in this Agreement or the Schedules delivered pursuant to this Agreement, since the Balance Sheet Date, there has been no event, condition or operation that has resulted in or, to the best of L-P's knowledge, is reasonably expected to result in a Material Adverse Change.

                  5.1.7 LITIGATION. SCHEDULE 5.1.7 lists all litigation, actions, suits, investigations, claims and proceedings, including any unfair labor practice charges, pending or, to the best of L-P's knowledge, threatened against L-P in respect of the Weather-Seal Business or the Acquired Assets that have not been finally resolved, together with a description of the present status thereof. Except as disclosed on SCHEDULE 5.1.7, L-P is not subject to any order, judgment or decree of any Governmental Authority with respect to any litigation, action, suit, investigation, claim or proceeding asserted, brought or, to the best of L-P's knowledge, threatened against L-P in respect of the Weather-Seal Business or the Acquired Assets.

                  5.1.8 REGULATORY COMPLIANCE. Except as disclosed on SCHEDULE
         5.1.8 or SCHEDULE 5.1.14, to the best of L-P's knowledge, the Weather-Seal Business has been conducted and the Acquired Assets have been maintained in compliance with all applicable laws, except to the extent of violations that would not reasonably be expected to result in a Material Adverse Change. L-P is not, with respect to the Weather-Seal Business, in violation of or default under and, to the best of L-P's knowledge, no event has occurred that with the lapse of time or action by a third party, would result in the violation of or default under the terms of any judgment, decree, order, writ or injunction of any Governmental Authority, whether at law or in equity made in connection with any legal proceeding or investigation against, or of, the Weather-Seal Business or any Acquired Assets or affecting L-P in respect of the transactions contemplated by this Agreement or the Transaction Agreements.

                  5.1.9 BROKERS, FINDERS AND AGENTS. L-P is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                  5.1.10 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 5.1.10 contains a list (with an identification of the record owner and identifying number) of all registered Intellectual Property Rights. SCHEDULE 5.1.5 lists, under the heading "INTELLECTUAL PROPERTY RIGHT AGREEMENTS", all licenses and other rights (including any amendments thereto) granted by L-P to, or received by L-P from, any Person under or with respect to any Intellectual Property Rights. Except as described on SCHEDULE 5.1.10, L-P is the sole owner of and has the right, title and interest in and to, and the right to use, free and clear of any Liens or payment obligations, the Intellectual Property Rights. Except as disclosed on SCHEDULE 5.1.10, there are no proceedings pending or, to the best of L-P's knowledge, threatened, that challenge the validity or enforceability of, or the use by or the ownership or exclusive rights of L-P in, the Intellectual Property Rights. Except as described on
         SCHEDULE 5.1.7 or SCHEDULE 5.1.5 under the heading "INTELLECTUAL PROPERTY RIGHT AGREEMENTS," no Intellectual Property Right is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Authority or any contract or agreement with any Person. Except as described on SCHEDULE 5.1.10, L-P has not received any written notices of, any infringement or misappropriation by, or dispute with, any Person with respect to any Intellectual Property Right.

                  5.1.11 PERMITS. L-P is in compliance with all material Permits that are necessary for the operation of the Weather-Seal Business as it is currently being conducted. SCHEDULE 5.1.11 lists all such material Permits issued to L-P in connection with the Weather-Seal Business. All such Permits are in full force and effect and any applications for renewal for currently-held Permits have been submitted on a timely basis.

                  5.1.12 EMPLOYEE RELATIONS; COLLECTIVE BARGAINING AGREEMENTS. There are no strikes, work stoppages or material disputes pending, or to the best of L-P's knowledge, threatened that involve any employees of the Weather-Seal Business. With respect to the Weather-Seal Business, to the best of L-P's knowledge, L-P is in compliance with all Laws relating to the employment of labor. SCHEDULE 5.1.12 contains a true, correct and complete list of all collective bargaining agreements and union contracts relating to the Weather-Seal Business (and all modifications and amendments thereto) (the "WEATHER-SEAL CBAS") including the Weather-Seal CBA to be assumed by WAC in accordance with SUBSECTION 2.1.12 and SUBSECTION 8.5.3 of this Agreement (the "ASSUMED WEATHER SEAL CBA") listed on SCHEDULE 5.1.12 under the heading "Assumed Weather-Seal CBA" and the Weather-Seal CBAs to be retained by L-P in accordance with SECTION 2.2 and SUBSECTION 8.5.3 (the "RETAINED WEATHER-SEAL CBAS") listed under the heading "Retained Weather-Seal CBAs." Except as listed on SCHEDULE 5.1.12, there are no legally recognizable collective bargaining agreements or union contracts that cover any current employees of the Weather-Seal Business. SCHEDULE
         5.1.12 lists all pending grievances and claims under the Weather-Seal CBAs. L-P has performed all material obligations required to be performed by L-P under the Weather-Seal CBAs through the date hereof, and that neither L-P nor, to the best of L-P's knowledge, any other party to the Weather-Seal CBAs has breached, defaulted under or improperly terminated or canceled, or is in breach of or default under, any of the Weather-Seal CBAs. To the best of L-P's knowledge, there exists no condition or event that after notice or lapse of time or both, would constitute a breach, termination or cancellation or default under any of the Weather-Seal CBAs prior to the Closing Date.

                  5.1.13 EMPLOYEE PLANS. (a) SCHEDULE 5.1.13 contains a true and complete list of all Employee Plans covering employees of or relating to the Weather-Seal Business to which L-P contributes. L-P has delivered or made available to WAC (a) all current plan documents for each L-P Employee Plan relating to the Weather-Seal Business or, in the case of an unwritten L-P Employee Plan relating to the Weather-Seal Business, a written description thereof and (b) any other documents, forms or other instruments relating to any L-P Employee Plan relating to the Weather-Seal Business reasonably requested by WAC. As used in this Agreement, "EMPLOYEE PLAN" means any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any other bonus, stock option, stock appreciation, stock purchase, severance, termination, lay-off, leave of absence, disability, workers compensation, pension (including, but not limited to, any multiemployer plan within the meaning of
         Section 3(37)(A) of ERISA)), health care, profit sharing, retirement, vacation or holiday pay, insurance, deferred compensation or other employee or welfare benefit plan, agreement or arrangement.

                           (b) To the best of L-P's knowledge, except as set
                  forth on SCHEDULE 5.1.13, with respect to the Ottawa 401(k) Plan (as defined in SUBSECTION 8.5.4) and the L-P 401(k) Plan (as defined in SUBSECTION 8.5.4), (i) for each Plan, L-P has obtained a favorable determination letter from the Internal Revenue Service ("IRS") to the effect that such Plan satisfies the provisions of Section 401(a) of the Internal Revenue Code as amended (the "CODE"); (ii) none of the determination letters have been revoked by the IRS, nor has the IRS given any indication to L-P that it intends to revoke any such determination letter; (iii) no material liability under Title IV or Section 301(a) of ERISA has been incurred by L-P that has not been satisfied in full; and (iv) no reportable event within the meaning of Section 4043 of ERISA or prohibited transaction within the meaning of Section 406 of ERISA has occurred with respect to any Employee Plan and no tax has been imposed pursuant to Section 4975 or 4976 of the Internal Revenue Code in respect thereof.

                           (c) There are, to the best of L-P's knowledge, no
                  claims pending by or on behalf of any of either the Ottawa 401(k) Plan or the L-P 401(k) Plan by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

                           (d) To the best of L-P's knowledge, each of the
                  Ottawa 401(k) Plan and the L-P 401(k) Plan has been, and is being, operated and administered in all material respects, in accordance with its terms and in compliance with applicable Laws, including, but not limited to, ERISA and the Code.

                           (e) Except as set forth on SCHEDULE 5.1.13, to the
                  best of L-P's knowledge, L-P has no formal plan or commitment to create any additional Employee Plan or modify or change any existing Employee Plan that would materially affect any employee or terminated employee of the Weather-Seal Business.

                           (f) With respect to the Ottawa 401(k) Plan and the
                  L-P 401(k) Plan, to the best of L-P's knowledge, no amounts payable under any Employee Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                           (g) With respect to each Multiemployer Plan (as
                  defined in SUBSECTION 7.2.6) in which L-P participates or has participated with respect to the Weather-Seal Business to the best of L-P's knowledge, (1) L-P has not withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; (2) L-P has not received any notice that any such Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in Multiemployer Plan benefits or the imposition of any excise tax, or that any such Multiemployer Plan may become insolvent; (3) L-P has not failed to make any required contributions; and (4) L-P does not have (or will not have as a result of the transactions contemplated hereby) any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, other than disclosed on SCHEDULE 5.1.13.

                           (h) SCHEDULE 5.1.13 includes for each Multiemployer
                  Plan, as of the date requested by L-P, the amount of potential withdrawal liability of L-P, calculated by the Multiemployer Plans, and identifies the specific obligor. To the best of L-P's knowledge, nothing has occurred or is expected to occur that would materially increase the amount of the total potential withdrawal liability of a specific obligor for any such Multiemployer Plan over the amount shown in SCHEDULE
                  5.1.13. SCHEDULE 5.1.13 includes the amount of the annual contributions made by L-P with respect to the Weather-Seal Business under each Multiemployer Plan for each of the three plan years prior to the Closing Date.

                  5.1.14 ENVIRONMENTAL MATTERS. (i) To the best of L-P's knowledge, SCHEDULE 5.1.14 contains a list of all Environmental Permits previously obtained by L-P relating to the Weather-Seal Business. To the best of L-P's knowledge, except as set forth in SCHEDULE 5.1.14 or except as will not result in a Material Adverse Change,

                           (a) L-P has obtained all Environmental Permits that
                  are required for the ongoing operation of the Weather-Seal Business;

                           (b) L-P has not received any written notice, within
                  the last twenty-four (24) months, from any Governmental Authority alleging a violation of any such Environmental Permit, and no proceeding is pending to revoke any such Environmental Permit;

                           (c) L-P is in compliance with all relevant and
                  applicable Environmental Laws in connection with the operation of the Weather-Seal Business; and

                           (d) L-P has not received written notice, within the
                  last twenty-four (24) months, from any Governmental Authority, alleging a failure of L-P to comply with any applicable Environmental Law in connection with the operation of the Weather-Seal Business and no proceeding alleging such a failure is pending.

                  For purposes of this Agreement, "ENVIRONMENTAL LAWS" means federal, state, local and foreign statutes and ordinances, and regulations promulgated thereunder, in effect prior to Closing and intended to provide protection for public health or the Environment, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, the Safe Drinking Water Act and other substantially similar state or foreign statutes and regulations, as amended from time to time; and "ENVIRONMENTAL PERMITS" means federal, state and local permits, licenses, and authorizations issued to L-P under Environmental Law in connection with the operation of the Weather-Seal Business.

                  5.1.15 CHANGES IN CIRCUMSTANCES. Except as disclosed on
         SCHEDULE 5.1.15, since the Balance Sheet Date, L-P has not taken any action that would not be permitted under SUBSECTION 7.1.1.

                  5.1.16 PRODUCT WARRANTIES. Except for written product warranties in respect of the products of the Weather-Seal Business made by L-P on its standard terms and conditions of sale, true, correct and complete copies of the material terms of which have been included in
         SCHEDULE 5.1.16, and any warranties implied under applicable Law, L-P makes no express or implied product warranties in connection with the sale of such products.

                  5.1.17 CONSENTS AND APPROVALS. Except as disclosed on SCHEDULE 5.1.17, no consent, notation, approval, filing, authorization, waiver or agreement of any third party (collectively, "CONSENT") is required to be obtained or satisfied by L-P for the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

                  5.1.18 NON-SOLICITATION PERIOD. L-P has taken no action since February 18, 1998, which would otherwise constitute a violation of 8.7.2.

                  5.2 REPRESENTATIONS AND WARRANTIES OF WAC. WAC represents and warrants to L-P that:

                  5.2.1 ORGANIZATION AND STANDING; POWER AND AUTHORITY. WAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full power and authority to enter into and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement and all other agreements and instruments executed and delivered or to be executed and delivered by WAC in connection herewith have been, or upon execution thereof will be, duly and validly executed and delivered by WAC. This Agreement and the other agreements contemplated by this Agreement to be executed and delivered by WAC, and the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of WAC and constitute the legal, valid and binding obligations of WAC, enforceable against WAC in accordance with their respective terms, except to the extent that enforcement thereof is affected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

                  5.2.2 CONFLICTS; DEFAULTS. Except as disclosed on SCHEDULE 5.2.2, neither the execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by WAC, nor the performance by WAC of the transactions contemplated hereby or thereby, will (a) violate, conflict with, result in the breach of or constitute a default under WAC's Certificate of Incorporation or WAC's By-Laws, (b) violate any provisions of, or result in the (or give rise to any right of) termination, cancellation or acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, or any order, judgment or decree by which WAC or its assets are bound;
         (c) violate any Law or judgment of any Governmental Authority; or (d) constitute an event that, after notice or lapse of time or both, would result in such violation, conflict, breach, default, termination, cancellation or acceleration.

                  5.2.3 BROKERS, FINDERS AND AGENTS. WAC is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

                  5.2.4 FINANCIAL CAPACITY. WAC has sufficient funds from WAC's immediately available internal organization funds and currently established lines of credit with financial institutions to pay the cash portion of the Purchase Price pursuant to ARTICLE 3. As of and following the Closing, WAC will have and continue to have the financial capacity to pay and otherwise perform all of its liabilities and obligations, including without limitation the obligations under the Note, any Lease Agreements and the other Assumed Liabilities.

                  5.2.5 CONSENTS AND APPROVALS. Except as disclosed on SCHEDULE 5.2.5, no Consent is required to be obtained or satisfied by WAC for the consummation of the transactions contemplated by this Agreement and the other agreements contemplated by this Agreement to be executed and delivered by WAC. All Consents listed on SCHEDULE 5.2.5 have been, or by the Closing, will have been, made, obtained and satisfied by WAC.

                  5.2.6 INVESTIGATIONS. WAC has concluded whatever inspections, studies, tests and investigations WAC desired to conduct related to the Weather-Seal Business and the Weather-Seal Business Real Property, including economic reviews and analyses, soils tests, engineering analyses, environmental analyses and analyses of any applicable records of any Governmental Authority having or asserting jurisdiction over L-P. With respect to the subject matter of this Agreement, WAC is relying solely on its own investigation of the Weather-Seal Business and the Weather-Seal Business Real Property and on L-P's representations and warranties set forth in Section 5.l and is assuming the risk that adverse physical, economic or other conditions or circumstances (including soil and groundwater conditions) may not have been revealed by such investigations.

                  5.3 NO OTHER REPRESENTATIONS. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent and understanding of each party hereto that no party is making any representation or warranty whatsoever, express or implied, except those representations and warranties contained in this ARTICLE 5 and in any certificate delivered pursuant to SUBSECTIONS 6.1.6 or 6.2.5, as the case may be. In particular, L-P makes no representation or warranty to WAC with respect to (a) the information set forth in the Confidential Descriptive Memorandum delivered by L-P to WAC or (b) any financial projection or forecast relating to the business, financial conditions, results of operations or prospects of the Weather-Seal Business. With respect to any projection or forecast delivered by or on behalf of L-P to WAC, WAC acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties,
(iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and
(iv) it shall have no claim against L-P with respect thereto.


                        ARTICLE 6. CONDITIONS TO CLOSING
                        --------------------------------

                  6.1 CONDITIONS TO WAC'S OBLIGATIONS. WAC's obligation to consummate this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which (except for those contained in SUBSECTIONS 6.1.3 and 6.1.4) may be waived by WAC:

                  6.1.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of L-P contained in this Agreement will be true and correct in all material respects both on the date of this Agreement and on the Closing Date;

                  6.1.2 COVENANTS. L-P shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date;

                  6.1.3 CONSENTS. All Consents of Governmental Authorities and third parties described in SUBSECTION 5.1.17 and necessary to consummate the transactions contemplated pursuant to this Agreement will have been obtained and the HSR waiting period shall have expired or been earlier terminated;

                  6.1.4 COURT ORDER. The absence of any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction regarding the matters covered by this Agreement or the transactions contemplated hereby;

                  6.1.5 NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, there shall not have been any Material Adverse Change provided that none of the events, circumstances or developments set forth on SCHEDULE
         6.1.5 (or related thereto) shall be used by WAC as a basis for asserting any failure of this condition.

                  6.1.6 CERTIFICATE OF L-P. At the Closing, L-P shall have delivered to WAC a Certificate of L-P's Secretary or an Assistant Secretary, and dated the Closing Date (a) certifying the incumbency of the officers signing the Transaction Documents; and (b) certifying the general signing resolutions of the Boards of Directors of L-P and L-P's organizational documents to be true, complete and in full force and effect and unmodified as of the Closing Date.

                  6.1.7 CERTIFICATE; DOCUMENTS. L-P and the other Persons shall have executed and delivered to WAC the documents required by SECTION 4.2.

                  6.1.8 ENVIRONMENTAL AUDITS. Phase I environmental audits, conducted by ERM Southeast, Inc.(the "ENVIRONMENTAL AUDITS"), shall have been completed at each Weather-Seal Business Real Property.

                  6.2 CONDITIONS TO L-P'S OBLIGATIONS. L-P's obligations to consummate this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which (except for those contained in SUBSECTIONS 6.2.3 and 6.2.4) may be waived by L-P:

                  6.2.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of WAC contained in this Agreement will be true and correct in all material respects both on the date of this Agreement and on the Closing Date.

                  6.2.2 COVENANTS. WAC shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.

                  6.2.3 CONSENTS. All Consents of Governmental Authorities described in SUBSECTION 5.1.17 and necessary to consummate the transactions contemplated pursuant to this Agreement will have been obtained and the HSR waiting period shall have expired or been earlier terminated.

                  6.2.4 COURT ORDER. The absence of any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction regarding the matters covered by this Agreement or the transactions contemplated hereby;

                  6.2.5 CERTIFICATE OF WAC. At the Closing, WAC shall have delivered to L-P a Certificate of WAC's Secretary or an Assistant Secretary, and dated the Closing Date, (a) certifying the incumbency of the officers signing the Transaction Documents to be executed and delivered by WAC; and (b) certifying the general signing resolutions of the Board of Directors of WAC and WAC's organizational documents to be true, complete and in full force and effect and unmodified as of the Closing Date.

                  6.2.6 CERTIFICATES; DOCUMENTS AND CLOSING PAYMENT. WAC shall have executed and delivered to L-P the documents required by SECTION
         4.3 and shall have delivered its portion of the Closing Payment as required by SUBSECTION 4.3.1.

                  6.2.7 DEPOSIT. The Escrow Agent shall have delivered the Deposit as required by SECTION 4.4.

                  6.2.8 ENVIRONMENTAL AUDITS. The Environmental Audits shall have been completed at each Weather-Seal Business Real Property.

                  6.3 WAIVER OF CONDITIONS. Consummation of the transactions contemplated in this Agreement shall constitute a waiver by each L-P and WAC of all conditions to Closing benefitting such party.


                        ARTICLE 7. PRE-CLOSING COVENANTS
                        --------------------------------

                  7.1 COVENANTS OF L-P.

                  7.1.1 CONDUCT OF THE WEATHER-SEAL BUSINESS. Except as set forth on SCHEDULE 7.1.1, as contemplated in this Agreement or as otherwise consented to by WAC in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement through the Closing Date, L-P shall conduct the Weather-Seal Business in the ordinary and normal course of business and consistent in all material respects with past practice. Without limiting the generality of the foregoing and except as otherwise expressly permitted in this Agreement or otherwise required by Law, during the period from the date of this Agreement through the Closing Date, L-P shall not:

                           (a) OBLIGATIONS FOR BORROWED MONEY. In connection
                  with the Weather-Seal Business or the Acquired Assets (a) create, incur or assume any debt that would, in whole or in part, constitute "Assumed Liabilities" under this Agreement or that would not be fully repaid prior to the Closing; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other Person that would, in whole or in part, constitute "Assumed Liabilities" under this Agreement or result in Liens on the Acquired Assets; or (c) make any loans, advances or capital contributions to any other Person other than Trade Payables;

                           (b) EMPLOYEE MATTERS. (i) Increase in any manner the
                  rate of compensation of, or grant bonuses to, any of the employees at the Weather-Seal Premises except pursuant to existing commitments or policies; (ii) enter into or modify any collective bargaining agreement relating to the Weather-Seal Business, or employment or consulting agreement with an employee at the Weather-Seal Premises, or (iii) commit itself to any additional Employee Plan relating to the Weather-Seal Business;

                           (c) SALE OF ASSETS. Transfer any Acquired Assets,
                  except Inventory in the ordinary and normal course of business;

                           (d) CONTRACTS. Amend, modify, terminate, waive any
                  rights under, or cancel any Contract; or

                           (e) ACCOUNTING. Introduce any new method of
                  accounting in respect of the Weather-Seal Business or any of the Acquired Assets.

                  7.1.2 AMENDMENTS TO SCHEDULES; DISCLOSURES. From time to time prior to the Closing, L-P may (but will not be required to) supplement or amend the Schedules to this Agreement to reflect new or additional information, and any such supplement or amendment of any Schedule will be effective to cure and correct for all purposes any breach of any representation, warranty or covenant which would have existed by reason of L-P not having made such supplement or amendment.

                  7.1.3 NO SOLICITATION. From the date hereof through and until the earlier of the termination of this Agreement pursuant to ARTICLE 9 or the Closing, neither L-P, nor any of its Affiliates, employees, officers, agents, advisors or representatives, shall do any of the following:

                           (a) PROHIBITION OF CERTAIN TRANSACTIONS. Solicit or
                  initiate any proposals or offers from any Person relating to any acquisition of the Acquired Assets or the Weather-Seal Business (other than sales in the ordinary course of business).

                           (b) PROHIBITION OF CERTAIN DISCUSSIONS. With respect
                  to any effort or attempt by any other Person to do or attempt to do anything contemplated by SUBSECTION 7.1.3(A), participate in any negotiations.

                  7.2 CERTAIN ADDITIONAL COVENANTS OF WAC AND L-P.

                  7.2.1 ACCESS TO RECORDS AND PROPERTIES. Prior to the Closing, L-P shall permit WAC or its representatives, during normal business hours and after obtaining L-P's prior written consent (a) to conduct such investigation of the condition (financial or otherwise), business or operations of the Weather-Seal Business as WAC reasonably deems appropriate; and (b) (i) full and complete access to the Business Property, and all of the facilities, offices and personnel of the Weather-Seal Business, and to all of the books and records of L-P with respect to the Weather-Seal Business and the Acquired Assets; and (ii) to make such inspections and copies thereof as WAC reasonably may require. Investigations will be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of L-P.

                  7.2.2 PRESS RELEASES AND DISCLOSURE. Except as otherwise required by securities Laws or applicable stock exchange rules, none of L-P, WAC, nor their Affiliates, shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby, or otherwise disclose this Agreement or the transactions contemplated hereby to any third party (other than the attorneys, advisors and accountants to, and the lenders of, L-P or

         WAC) without the consent of the other party hereto. If any party is required by securities Laws or applicable stock exchange rules to issue or cause the issuance of any public announcement or other communication with respect to this Agreement or the transactions contemplated hereby, such party shall notify the other party in writing as far in advance as practicable which is, in all events, to be at least one business day prior to such announcement or communication.

                  7.2.3 CLOSING. L-P and WAC shall use their commercially reasonable efforts to satisfy by the Closing Date the conditions set forth in ARTICLE 6 to be satisfied by such party.

                  7.2.4  OBTAINING CONSENTS.

                           (a) WAC and L-P shall continue to take, or cause to
                  be taken by others, all commercially reasonable steps, to obtain or satisfy, at the earliest practicable date, all Consents from any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or any Governmental Authority (collectively, a "PERSON") necessary to authorize, approve or permit the full and complete Transfer of the Acquired Assets, and to consummate and make effective the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that L-P shall not be required to incur (unless indemnified by WAC) any financial or other obligation in connection therewith other than normal and customary transaction costs and filing fees.

                           (b) L-P and WAC shall use their commercially
                  reasonable efforts to obtain any authorizations, consents, orders and approvals of any Governmental Authority necessary for the performance of its respective obligations pursuant to this Agreement and any of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, and will cooperate with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither WAC nor L-P will take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals. Without limiting the generality of the foregoing, L-P and WAC promptly will (i) file or cause to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice, Notification and Report Forms and documentary materials in respect of the transactions contemplated by this Agreement that substantially comply with the provisions of the HSR Act and the rules thereunder; (ii) file any additional information requested as soon as practicable after receipt of a request for additional information. WAC and L-P will use their commercially reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filing.

                  7.2.5 CONSENTS FOR NONASSIGNABLE ITEMS. L-P shall use its commercially reasonable efforts and WAC shall cooperate in all reasonable respects with L-P to obtain and satisfy all Consents and to resolve all impracticalities of Transfer necessary to convey to WAC all Nonassignable Items, provided that L-P shall not be required to incur (unless indemnified by WAC) any financial or other obligation in connection therewith other than normal and customary transaction costs and filing fees.

                  7.2.6 MULTIEMPLOYER PENSION PLAN. With respect to the Central States, Southeast and Southwest Areas Pension Fund, the Ohio State Carpenters Pension Plan and any other multiemployer plan (as defined in Section 3(37)(A) of ERISA) to which L-P contributes on behalf of any employees employed in the Weather-Seal Business as of the Closing Date (individually, a "MULTIEMPLOYER PLAN" and collectively, the "MULTIEMPLOYER PLANS"), L-P and WAC intend to satisfy the requirements of Section 4204 of ERISA to avoid a withdrawal by L-P from the Multiemployer Plans as a result of the transactions contemplated in this Agreement in respect of the Weather-Seal Business employees covered by this Agreement and one or more such Multiemployer Plans. In this regard, the following provisions shall apply:

                           (a) At the Effective Time, WAC shall become a
                  successor employer contributing to the Multiemployer Plans on behalf of the employees of Weather-Seal acquired by WAC participating in such Multiemployer Plans pursuant to the terms of the applicable collective bargaining agreements, and WAC shall make contributions after the Closing Date to the Multiemployer Plans for substantially the same number of contribution base units (as defined in Section 4001(a)(11) of ERISA) that L-P had an obligation to contribute to the Multiemployer Plans immediately prior to the Closing Date.

                           (b) With respect to any Multiemployer Plans for which
                  L-P has disclosed on Schedule 5.1.13 an amount of potential withdrawal liability in excess of zero, (1) WAC shall provide, as soon as reasonably practicable following the Closing Date, but in no event later than December 31, 1998, a copy of a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA with a term extending to the last day of the fifth full calendar year following the Closing Date (the "PROTECTED PERIOD") or proof of the establishment of an escrow account with a bank or similar financial institution until the last day of the Protected Period, satisfactory to the trustees of the Multiemployer Plans, in an amount equal to the greater of: (i) the average of L-P's annual contributions to the Multiemployer Plans with respect to the Weather-Seal Business for the three plan years preceding the plan year in which the Closing Date occurs, or (ii) L-P's contributions to the Multiemployer Plans with respect to the Weather-Seal Business for the plan year preceding the plan year in which the Closing Date occurs, or
                  (2) in lieu of providing a copy of a bond as provided above, WAC may provide evidence of a variance obtained from the trustees of the Multiemployer Plans (in accordance with the procedures set forth in Section 4204(c) of ERISA and procedures established by such Multiemployer Plan Trustees) and a simultaneous written release from secondary liability in favor of L-P executed by such Multiemployer Plan trustees pursuant to Section 4204(a)(1)(C) of ERISA and this subparagraph (b). Following the posting of such bond, or obtaining such variance, at no time shall WAC fail, to satisfy the bond or escrow requirements of Section 7.2.6(b) without the advance written approval of L-P.

                           (c) If there is a partial or complete withdrawal (as
                  such terms are defined in Sections 4205(a) and 4203(a) of ERISA, respectively) from either or both of the Multiemployer Plans by WAC prior to the end of the Protected Period, L-P shall, to the extent required by applicable law, rule or regulation, be secondarily liable for any withdrawal liability L-P would have had to the Multiemployer Plans as a result of either a complete or partial withdrawal therefrom that is not paid by WAC to the Multiemployer Plans in respect of such withdrawal.

                           (d) Notwithstanding anything to the contrary, either
                  WAC or L-P shall promptly notify the other party of any withdrawal or partial withdrawal or demand for payment of withdrawal liability received by WAC or L-P, respectively from either of the Multiemployer Plans. In addition, WAC shall promptly notify L-P of any action taken to request a variance from the requirements of Section 7.2.6(b). L-P agrees to take all reasonable actions required pursuant to the procedures of the trustees of the Multiemployer Plans to enable WAC to secure a variance from the trustees of the Multiemployer Plans from the bonding requirements set forth in this Section, within the time period required by such trustees. It is acknowledged that WAC's assumption of withdrawal liability pursuant to this Section 7.2.6 is contingent upon L-P's providing the assistance required in this subsection.

                           (e) L-P shall request from the sponsors of each of
                  the Multiemployer Plan a statement (the "ERISA STATEMENT") setting forth the amount of withdrawal liability L-P would incur as of the Closing Date, under Part 1 of Subtitle E of Title IV of ERISA, if L-P withdrew or were deemed to have withdrawn completely, from the Multiemployer Plan as of said date. L-P hereby agrees to deliver each ERISA Statement to WAC promptly upon the receipt thereof.


             ARTICLE 8. POST-CLOSING COVENANTS AND OTHER AGREEMENTS
             ------------------------------------------------------

                  8.1 MAINTENANCE OF, AND ACCESS TO, RECORDS. WAC and L-P shall, at the request of the other party, make available to such other party from time to time on a reasonable basis the books and records relating to the Weather-Seal Business (the "WEATHER-SEAL BOOKS AND RECORDS") in their possession. Such Weather-Seal Books and Records shall be held by the party in possession thereof for seven years after the Closing Date, and the other party shall have the right, at its expense, to inspect and make copies of such Weather-Seal Books and Records upon such party's request; provided, however, that (i) all such access and copying shall be done in such a manner so as not to unreasonably interfere with the normal conduct of the operations of the party requested to provide access to such Weather-Seal Books and Records, and (ii) the party requesting access to such Weather-Seal Books and Records shall treat the same and the content thereof as confidential and not disclose such Weather-Seal Books and Records or the contents thereof to any Person except as required by applicable law. Without limiting the generality of the foregoing, the party in possession of Weather-Seal Books and Records responsive to document requests from a Tax authority shall provide copies of all documents responsive to such request to the other party within the deadline set forth in such document requests, but in no event later than two (2) weeks from the date the party in possession of such Weather-Seal Books and Records shall receive such document requests from the other party. In addition, after the Closing Date, at either party's request, the other party shall make available to the requesting party such employees, representatives and agents of such party, as may be reasonably requested in connection with any action, including to provide testimony, to be deposed, to act as witnesses and to assist counsel; PROVIDED, HOWEVER, that (x) access to such employees shall not unreasonably interfere with the normal conduct of the operations of such party, and (y) the requesting party shall reimburse the other party for the out-of-pocket costs reasonably incurred by such party in making such employees available to the requesting party. Neither WAC nor L-P shall dispose of any Weather-Seal Books and Records without first offering in writing such Weather-Seal Books and Records to the other party (and giving such other party thirty (30) days to accept such offer).

                  8.2 OBLIGATIONS FOR ACCOUNTS RECEIVABLES. In the event that L-P receives any payment relating to any Accounts Receivable outstanding on or after the Closing Date, L-P shall immediately forward and pay such amount to WAC.

                  8.3 TRADE NAMES. To the extent the Retained Names appear on
(a) any plant, building or equipment or (b) any business form, packaging, container, sign or other property (real or personal) included in the Acquired Assets, L-P hereby grants a royalty free license to WAC to use the Retained Names on such Acquired Assets until removal can be effected from such Acquired Assets or until such materials are used and exhausted; PROVIDED, HOWEVER, that WAC shall use reasonable efforts in a timely fashion to effect obliteration of the Retained Names from all Acquired Assets, and cease, in any event, using the Retained Names no later than February 28, 1999.

                  8.4 FURTHER ASSURANCES. L-P shall use its commercially reasonable efforts to implement the provisions of this Agreement (including continuing to obtain Consents in accordance with SUBSECTION 7.2.4) and to Transfer legal title of the Acquired Assets to WAC, and for such purpose L-P, at the request of WAC, at or after the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to WAC such documents prepared by WAC (at WAC's expense) as WAC may reasonably deem necessary or desirable to better or more completely implement the transactions contemplated by this Agreement. Notwithstanding any other provision in this Agreement to the contrary, nothing herein shall release L-P from its obligation to Transfer any Acquired Asset or use its commercially reasonable efforts to obtain any Consent.

                  8.5  EMPLOYEE MATTERS.

                           8.5.1  CERTAIN DEFINITIONS.

                           (a) REPRESENTED EMPLOYEES. The term "REPRESENTED
                  EMPLOYEES" means all of the employees of L-P at the Weather-Seal Premises who are represented in collective bargaining units pursuant to the Weather-Seal CBAs (including those who are not actively at work but who retain seniority rights under the Weather-Seal CBAs).

                           (b) UNREPRESENTED EMPLOYEES. The term "UNREPRESENTED
                  EMPLOYEES" means all employees of L-P normally officed at the Weather-Seal Premises or exclusively associated with the Weather-Seal Business other than Represented Employees.

                           (c) TRANSFERRED EMPLOYEES. The term "TRANSFERRED
                  EMPLOYEES" means all Represented Employees and Unrepresented Employees.

                           8.5.2 EMPLOYMENT OF UNREPRESENTED EMPLOYEES.
         Effective at the Closing, WAC shall offer employment to all of the Unrepresented Employees and shall offer them compensation and benefits substantially similar to the compensation and benefits provided to them by L-P immediately prior to the Closing. WAC agrees, consistent with the terms of its plans and policies, to recognize the Unrepresented Employees' service with L-P for purposes of (a) eligibility for participation and benefits and for computing the amount of the benefit and (b) vesting service, as applicable, under all of WAC's employee benefit plans, personnel policies and fringe benefit plans, programs and arrangements established for or offered to Unrepresented Employees.

                           8.5.3  EMPLOYMENT OF REPRESENTED EMPLOYEES.

                           (a) GENERAL CONDITIONS. Effective at the Closing, WAC
                  has offered employment status to all Represented Employees who are actively at work as of the Closing. Those Represented Employees who are not actively at work as of the Closing have been offered employment status consistent with the terms and conditions of the Weather-Seal CBAs. Without limiting in any manner the generality of the foregoing, nothing in this Agreement prevents WAC from employing at any time subsequent to the Closing any Represented Employee who does not accept employment status with WAC effective at the Closing.

                           (b) ASSUMED WEATHER-SEAL CBA. At the Closing, WAC
                  shall also assume L-P's obligations under the Assumed Weather-Seal CBA, other than with respect to L-P's Employee Plans (it being acknowledged and agreed that L-P, except as otherwise provided in SECTION 2.1, SUBSECTION 7.2.6 or SUBSECTION 8.5.4(A) will remain liable to all Represented Employees for benefits accrued to the Closing Date under L-P's Employee Plans in which such employees are vested) as of the Closing and that WAC will, subject to the terms of this SUBSECTION 8.5.3, provide to Represented Employees the pension, profit sharing and other employee benefits required under the Assumed Weather-Seal CBA.

                           (c) RETAINED WEATHER-SEAL CBAS. With respect to the
                  Retained Weather-Seal CBAs, effective at the Closing, WAC agrees to offer employment to all Represented Employees covered by the Retained Weather-Seal CBAs subject to WAC's right, consistent with Law, to establish initial terms and conditions of the employment of such employees.

                           (d) REPLACEMENT OF PLANS. To abide by the terms of
                  the Weather-Seal CBAs, WAC shall comply with SUBSECTION 7.2.6 and effective on the date immediately following the Closing Date replace the L-P Employee Plans not assumed by WAC hereunder covering the Represented Employees immediately prior to the Closing. To the extent possible, any new employee benefit plans will replicate L-P's Employee Plans that cover Represented Employees. WAC agrees to recognize Represented Employees' seniority and service with L-P for purposes of eligibility for participation, benefits and vesting in benefits accrued, but not for accrual of benefits, under all of WAC's employee benefit plans (whether or not funded and whether or not subject to ERISA).

                           8.5.4  CERTAIN EMPLOYEE PLAN ISSUES.

                           (a)      OTTAWA 401(K).

                                    (i) Effective as of the Closing, L-P will
                           amend the Louisiana- Pacific Corporation, Ottawa, Ohio 401(k) Retirement Plan and Trust (the "OTTAWA 401(K) PLAN") and the accompanying trust document for such Ottawa 401(k) Plan, so as to transfer the sponsorship of, and the assets and liabilities of, such Ottawa 401(k) Plan to WAC, so that, immediately after the Closing, L-P is not the sponsor of such Ottawa 401(k) Plan and has no liability or obligation to contribute, administer or participate with respect to such Ottawa 401(k) Plan. WAC shall prepare and submit any reports, returns or notices to the Internal Revenue Service required for such Ottawa 401(k) Plan for 1998. L-P will file any such reports relating to the Ottawa 401(k) Plan for the 1997 plan year.

                                    (ii) From the Closing Date until the date of
                           transfer of sponsorship (the "TRANSFER OF SPONSORSHIP DATE"), WAC shall cause to be made continuous payroll deductions each pay period from the pay of each participant in the Ottawa 401(k) Plan who has a loan(s) outstanding from the Ottawa 401(k) Plan of amounts sufficient to pay the installment payments of principal and interest on each such loan as required by the promissory note or other evidence of indebtedness relating to such loan. Such deducted amounts shall be paid to the trustee of the Ottawa 401(k) Plan and the trustee shall accept such payments for a credit against such loans.

                                    (iii) On or prior to the Transfer of
                           Sponsorship Date and subject to the requirements of applicable law, L-P shall make a contribution to the

                           Ottawa 401(k) Plan of the amounts of any salary reduction contributions, employer matching contributions, if any, and other contributions attributable to or payable on account of each participant under the terms of the Ottawa 401(k) Plan for any time period ending on the Closing Date.

                           (b)      L-P 401(K).

                                    (i) Effective as of the Closing Date, L-P
                           will amend the Louisiana-Pacific Corporation 401(k) Plan and Trust (the "L-P 401(K) PLAN") to cease contributions to the L-P 401(k) on behalf of the Unrepresented Employees and provide that the assets and liabilities of the Unrepresented Employees held in such L-P 401(k) Plan will be transferred to the AAPC Plan as soon as reasonably practicable.

                                    (ii) From the Closing Date until the date of
                           transfer of assets and liabilities (the "ASSET TRANSFER DATE"), WAC shall cause to be made continuous payroll deductions each pay period from the pay of each Unrepresented Employee participating in the L-P 401(k) Plan who has a loan(s) outstanding from the L-P 401(k) Plan, if any, of amounts sufficient to pay the installment payments of principal and interest on each such loan as required by the promissory note or other evidence of indebtedness relating to such loan. Such deducted amounts shall be paid to the trustee of the L-P 401(k) Plan and the trustee shall accept such payments for a credit against such loans.

                                    (iii) On or prior to the Asset Transfer
                           Date, and subject to the requirements of applicable law, L-P shall make a contribution to the L-P 401(k) Plan of the amounts of any salary reduction contributions, employer matching contributions, if any, and other contributions attributable to or payable on account of each participant under the terms of the L-P 401(k) Plan for any period of time ending on the Closing Date.

                                    (iv) Following the Closing, as soon as
                           reasonably practicable, L-P and WAC shall effectuate a plan-to-plan transfer from the L-P 401(k) Plan to the "AAPC 401(k)" Plan of the account balances of the L-P Unrepresented Employees under the L-P 401(k) Plan; PROVIDED, HOWEVER, that L-P agrees to provide to WAC adequate information to effectuate the transfer and PROVIDED, FURTHER, that WAC agrees to preserve, with respect to such transfer, all benefits protected under Section 411(d)(6) of the Code.

                           (c) Effective as of the Closing Date, WAC shall
                  provide each Transferred Employee with credit for his accrued but unused vacation, based on the L-P vacation policy applicable to such Transferred Employee in effect on the Closing Date. For this purpose, "ACCRUED BUT UNUSED VACATION" shall mean vacation accrued by the Transferred Employee but not yet taken by such Transferred Employee, determined as of the Closing Date.

                           (d) In connection with the implementation of this
                  SUBSECTION 8.5.4, WAC and L-P shall cooperate in the exchange of information, the notification of Transferred Employees and in the preparation of any documentation required to be filed with the trustee, the record keeper, Internal Revenue Service, the Department of Labor or any other applicable governmental agency.

                           (e) L-P shall retain and shall assume, bear and
                  discharge all liabilities for claims incurred prior to the Closing under its welfare benefit plans (as that term is defined in Section 3(1) of ERISA) covering Transferred Employees (and their dependents) (the "L-P WELFARE PLANS") and L-P shall continue to retain and assume, bear and discharge all liabilities incurred after the Closing (i) under its retiree medical and life insurance plans covering those Transferred Employees (and their dependents and beneficiaries) that were eligible, prior to the Closing Date, for retirement with L-P and (ii) under its group health plan as provided in SUBSECTION 8.5.4(F).

                           Subject to the foregoing, WAC shall bear and
                  discharge all liabilities for claims incurred on and after the Closing under its welfare benefit plans (as that term is defined in Section 3(1) of ERISA) covering Transferred Employees (and their dependents and beneficiaries) ("WAC WELFARE PLANS").

                           For purposes of this SUBSECTION 8.5.4, a claim will
                  be deemed "incurred" on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance and sickness/accident/disability programs) or on the date that treatment or services are provided (for purposes of health care programs).

                           L-P shall provide all information reasonably
                  requested by WAC concerning the claim histories of Transferred Employees under the L-P Welfare Plans for purposes of WAC considering such prior claim histories in the administration of the deductible and required maximum benefit provisions under WAC's Welfare Plans.

                           (f) L-P and not WAC shall be liable for the payment
                  of any health expenses incurred for continuation coverage under Section 4980B of the Code or Part 6 of Title I of ERISA with respect to "qualifying events" (within the meaning of Section 4980B(f)(3) of the Code or Section 603 of ERISA) occurring before the Closing with respect to Transferred Employees (or their dependents). After the Closing, L-P shall cause any "qualified beneficiary" (within the meaning of Section 4980B(g)(1) of the Code or Section 607 of ERISA) with respect to such qualifying events to be covered under the L-P's group health plan for the period of continuation coverage. After the Closing, WAC shall be responsible and liable for payments of any health care expenses for continuation coverage that (i) are incurred by Transferred Employees who terminate employment with or retire from WAC after the Closing and (ii) are covered and payable under any group health plan of WAC in which Transferred Employees participate (which group health plan shall cover such Transferred Employees' preexisting medical conditions).

                           (g) L-P and not WAC shall be responsible for any
                  liabilities incurred prior to the Closing Date as a result of the Health Insurance Portability and Accountability Act of 1996.

                           8.5.5 WORKERS' COMPENSATION CLAIMS. L-P shall be responsible for and pay any and all workers' compensation and other similar statutory claims asserted by or with respect to any Transferred Employees in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole prior to the Closing. WAC shall be responsible for and pay any and all workers' compensation and other similar statutory claims asserted by or with respect to any Transferred Employees in respect of any injury or any other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole after the Closing. If any such injury or other compensable event or occupational illness or disease of a Transferred Employee who was employed by L-P prior to the Closing and by WAC after the Closing is attributable in part to causes occurring prior to the Closing and in part to causes subsequent to the Closing and is the basis of a workers' compensation or other similar statutory claim, the liability for any such claims will be shared by L-P and WAC in the proportion of the periods of employment of such Transferred Employee on or prior to the Closing and after the Closing, respectively.

                  8.6 BULK TRANSFER LAWS. WAC hereby waives compliance by L-P with the Laws of any jurisdiction relating to bulk transfers that may be applicable in connection with the Transfer of the Acquired Assets to WAC.

                  8.7  NON-COMPETITION.

                           8.7.1 NON-COMPETITION OBLIGATION. As further consideration for the Transfer of the Acquired Assets pursuant to this Agreement and the transactions contemplated by this Agreement, for a period commencing on the Closing Date through the second (2nd) anniversary of the Closing Date (the "NON-COMPETITION PERIOD"), L-P shall not, and shall cause each of its Affiliates not to, engage in the Weather-Seal Business or any other business activity that is the same as or substantially similar to the Weather-Seal Business (a "COMPETITIVE ACTIVITY") in the United States; PROVIDED, HOWEVER, that nothing in this SECTION 8.7 prevents L-P from (a) selling and distributing wood, vinyl and vinyl-clad windows and patio doors manufactured by Persons other than L-P or its Affiliates, (b) owning directly or indirectly (whether through Affiliates) less than five percent (5%) of any class of securities of a company whose securities are listed on a national securities exchange or are regularly quoted in an over-the-counter market by one or more members of the National Association of Securities Dealers that is engaged in any business that is competitive with the Weather-Seal Business, or (c) acquiring a company and continuing to operate any business of such company whose sales attributable to a Competitive Activity constitute less than ten percent (10%) of such company's total consolidated worldwide sales over any fiscal year during or immediately preceding the Non-Competition Period; PROVIDED, HOWEVER, that L-P, unless expressly permitted by SUBSECTION 8.7.3, shall not sell or distribute wood, vinyl and vinyl-clad windows or patio doors within the Restricted Territory (as defined in SUBSECTION 11.10.8) during the Non-Competition Period.

                           8.7.2 NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. During the Non-Competition Period, L-P shall not, and shall cause each of its Affiliates not to (i) solicit for employment or employ any individual who is engaged in employment directly or indirectly at the Weather-Seal Premises in the Weather-Seal Business for employment with L-P after the Closing Date; or (ii) solicit any current or prospective customer, client or account of the Weather-Seal Business for any Competitive Activity.

                           8.7.3. COOPERATION DURING NON-COMPETITION PERIOD. During the Non-Competition Period, each of L-P and WAC shall negotiate in good faith and use their respective commercially reasonable efforts to permit WAC to become a supplier to L-P of wood, vinyl and vinyl-clad windows and patio doors for distribution and sale by L-P. None of the restrictions contained in SUBSECTION 8.7.1 shall apply to any distribution and sale by L-P of wood, vinyl and vinyl-clad windows and patio doors manufactured by WAC or its Affiliates.

                  8.8 TRANSFER TAXES. All transfer, sales, use, recordation and documentary Taxes and fees that may be payable in connection with the Transfer of the Acquired Assets and consummation of the transactions contemplated by this Agreement (but excluding any income tax or other taxes on gains recognized by L-P in connection with the sale of the Acquired Assets to WAC) shall be borne fifty percent (50%) by L-P and fifty percent (50%) by WAC except for sales and use taxes which shall be borne one hundred percent (100%) by WAC.

                  8.9 INSURANCE. The insurance policies maintained and administered by L-P relating to the Weather-Seal Business or the Acquired Assets will not continue to insure the Acquired Assets or the Weather-Seal Business after the Closing Date and, WAC hereby agrees to obtain substitute policies of insurance that provide insurance coverage for the Acquired Assets and the Weather-Seal Business from and after the Closing Date.

                            ARTICLE (9). TERMINATION
                            ------------------------

                  9.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

                           9.1.1 MUTUAL CONSENT. By mutual written consent of L-P and WAC;

                           9.1.2 CLOSING DATE. By WAC or L-P if the Closing has not occurred for any reason other than as a result of the terminating party's default hereunder, on or before July 31, 1998 (the "TERMINATION DATE");

                           9.1.3 L-P'S MISREPRESENTATION OR BREACH. By WAC, if there is a material breach by L-P of any of their representations, warranties, covenants, obligations or agreements set forth in this Agreement;

                           9.1.4 WAC MISREPRESENTATION OR BREACH. By L-P, if there is a material breach by WAC of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement;

                           9.1.5 WAC'S CONDITIONS. By WAC, if any condition precedent to WAC's obligation to effect the Closing as set forth in
         SECTION 6.1 is not satisfied in all material respects, or has become incapable of fulfillment (and WAC did not cause such failure or impossibility of satisfaction), and such condition is not waived, if waivable, by WAC on or prior to the Termination Date; or

                           9.1.6 L-P'S CONDITIONS. By L-P, if any condition precedent to L-P's obligation to effect the Closing as set forth in
         SECTION 6.2 is not satisfied in all material respects, or has become incapable of fulfillment (and L-P did not cause such failure or impossibility of satisfaction), and such condition is not waived, if waivable, by L-P on or prior to the Termination Date.

                  9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to SECTION 9.1, written notice thereof must forthwith be given to the other party and this Agreement, except as provided in SECTION 9.1 and in this
SECTION 9.2, will thereafter become void and have no further force and effect and all further obligations of L-P and WAC under this Agreement will terminate without further liability of L-P or WAC, except that (a) each party shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by any party hereto with respect to the business of any other party will be treated in accordance with the Nondisclosure Agreement, dated January 9, 1998, between L-P and WAC (the "NONDISCLOSURE AGREEMENT"), and
(b) the obligations of L-P and WAC, as the case may be, under SECTION 9.3 and under SECTION 11.13 will survive such termination, and (c) nothing herein shall relieve any party from liability for any breach of this Agreement prior to termination under SUBSECTIONS 9.1.3 or 9.1.4 or deprive any party its right of specific performance on account of such breach.

                  9.3 TERMINATION FEE If WAC fails or refuses to effect the Closing or terminates this Agreement in accordance with SUBSECTION 9.1.6 for any reason other than the failure or impossibility of satisfaction of the conditions to WAC's obligations set forth in SUBSECTIONS 6.1.3, 6.1.4 OR 6.1.5, the Escrow Agent shall, as soon as practicable in accordance with the terms of the Escrow Agreement, pay to L-P the Deposit as a termination fee (the "L-P TERMINATION FEE") in consideration of L-P's efforts hereunder. The L-P Termination fee is intended to reimburse L-P for its expenses hereunder and is not intended as a measure of liquidated damages or to prevent L-P from pursuing any other remedy it may have in the event of a breach of this Agreement by WAC.


                          ARTICLE (10). INDEMNIFICATION
                          -----------------------------

                  10.1 INDEMNIFICATION BY WAC. From and after the Closing, WAC shall indemnify, defend and hold L-P, its Affiliates, and their respective directors, officers, representatives, employees and agents (collectively the "L-P INDEMNIFIED PARTIES") harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs and expenses (including, without limitation, interest, penalties, attorneys' fees to the extent permitted by law, disbursements, accounting fees and investigation costs) ("DAMAGES") incurred by any of them as a result of:

                           (a) the attempted enforcement by any third party of
                  any of the Assumed Liabilities (including, without limitation, any Damages related to the Assumed Liabilities arising from or in connection with, or relating to: (i) WAC's operation of the Weather-Seal Business or ownership of the Acquired Assets (including the Weather-Seal Premises) after the Closing; (ii) any Release of a Hazardous Substance at, on, under or from any of the Weather-Seal Business Real Property after the Closing Date; or (iii) any violation or alleged violation of Environmental Laws involving the Weather-Seal Business or any of the Weather-Seal Business Real Property after the Closing
                  Date); or

                            (b) any breach by WAC or AAPC, as the case may be,
                  of any of the representations or warranties made by WAC in
                  SECTION 5.2 or AAPC in the Note; or

                           (c) any breach by WAC or AAPC, as the case may be, of
                  any of the covenants or agreements of WAC contained in this Agreement or AAPC in the Note;

                           (d) the attempted enforcement by any third party of
                  any of L-P's obligations or liabilities (including, without limitation, any obligations or liabilities related to, arising from or in connection with, or relating to: any claims asserted after the Closing Date which are based upon facts alleged to have occurred before the Closing Date) under the Retained Weather-Seal CBAs; or

                           (e) the collection of amounts owed under, and
                  enforcement of the terms of, the Note.

                  10.2 INDEMNIFICATION BY L-P. From and after the Closing, subject to the further provisions of this ARTICLE 10, L-P shall indemnify, defend and hold WAC, its Affiliates, and their respective directors, officers, representatives, employees and agents (collectively the "WAC INDEMNIFIED PARTIES") harmless from and against any and all Damages incurred by any of them as a result of:

                           (a) the attempted enforcement by any third party (or,
                  in the case of Damages arising from or relating to any Environmental Law, only by any Governmental Authority) of any of the Retained Liabilities (including, without limitation, any Damages related to the Retained Liabilities arising from or in connection with, or relating to: (i) L-P's operation of the Weather-Seal Business or ownership of the Acquired Assets (including the Weather-Seal Premises) prior to the Closing;
                  (ii) any Release of a Hazardous Substance by L-P at, on, in, under or from the Weather-Seal Business Real Property before the Closing Date; or (iii) any violation or alleged violation by L-P before the Closing Date of Environmental Laws involving the Weather-Seal Business of any of the Weather- Seal Business Real Property); or

                           (b) any breach by L-P of any of the representations
                  or warranties made by L-P in SECTION 5.1; or

                            (c) any breach by L-P of any of the covenants or
                  agreements of L-P contained in this Agreement.

                  10.3 NOTICE OF CLAIM; RIGHT TO PARTICIPATE IN AND DEFEND THIRD PARTY CLAIM.

                           10.3.1 NOTICE OF CLAIM. If any indemnified party receives notice of any claim, suit, action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Agreement (a "THIRD PARTY CLAIM"), and the indemnified party intends to seek indemnity pursuant to this Agreement, then the indemnified party (the "BENEFICIARY") promptly shall provide the indemnifying party with written notice of the Third Party Claim and the relevant facts and circumstances to the extent known. The failure by the Beneficiary to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this
         ARTICLE 10, except to the extent (a) such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim or (b) the delay resulting from such failure increases the liability of the indemnifying party.

                           10.3.2 RIGHT OF PARTICIPATION BY INDEMNIFYING PARTY. The indemnifying party shall have the right to control the defense, compromise or settlement of the Third

         Party Claim with its own counsel (reasonably satisfactory to the Beneficiary) if the indemnifying party delivers written notice to the Beneficiary, within seven (7) days following the delivery to the indemnifying party of notice of the Third Party Claim from the Beneficiary, acknowledging the indemnifying party's obligations to indemnify the Beneficiary with respect to such Third Party Claim in accordance with this ARTICLE 10. The indemnifying party shall not enter into a settlement of any Third Party Claim that would impose any financial or other liability on the Beneficiary. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party shall timely provide the Beneficiary with such information with respect to such defense, compromise or settlement as the Beneficiary shall request, and shall not assume any position or take any action that would impose an obligation on, or restrict the actions of, the Beneficiary. The Beneficiary may (at the Beneficiary's expense) participate in the defense by the indemnifying party of any Third Party Claim with its own counsel.

                           10.3.3 DEFENSE BY THE BENEFICIARY. In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with SUBSECTION 10.3.2, the Beneficiary shall have the right to control the defense or settlement of such Third Party Claim with its own counsel. The Beneficiary shall not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld or delayed. The indemnifying party shall be entitled (at the indemnifying party's expense) to participate in the defense of any Third Party Claim with its own counsel.

                           10.3.4 NON-THIRD PARTY CLAIMS. Any indemnifiable claim under this Agreement that is not a Third Party Claim shall be asserted by the Beneficiary, if at all, by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within sixty (60) days of its delivery, it shall have no further right to contest the validity of such claim.

                  10.4 LIMITATIONS ON CLAIMS FOR INDEMNIFICATION. Any claim for indemnification pursuant or relating to this Agreement may only be made on or before the date which is one (1) year following the Closing Date unless such claim relates to (i) L-P's representations and warranties in SUBSECTION 5.1.14 (in which case such claim may only be made on or before the date which is two
(2) years following the Closing Date); or (ii) the enforcement by any third party of any of the Assumed Liabilities against WAC or the Retained Liabilities against L-P, as the case may be (in which case such claim may only be made on or before the date which is four (4) years following the Closing Date); or (iii) a breach of WAC's covenants in SUBSECTION 7.2.6 (in which case such claim may only be made on or before the last day of the Protected Period (as defined in such subsection)).

                  10.5 KNOWN BREACHES. No party shall be obligated to indemnify any other party (and no amounts shall be attributed to the Deductible (as defined in SECTION 10.6)) in respect of any breach of any representation or warranty contained in this Agreement if (a) facts or circumstances resulting in such breach were known to the party otherwise entitled to indemnification before the execution of this Agreement, or (b) such facts or circumstances were known to the party otherwise entitled to indemnification before the Closing and such party served no written notice of such discovery upon the other party before the Closing.

                  10.6 LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement to the contrary or of any applicable Law, L-P shall not be required to indemnify, defend or hold WAC harmless from and against any Damages with respect to any breach of any representation or warranty set forth in SECTION 5.1, unless and until such Damages equal or exceed $500,000 in the aggregate (the "DEDUCTIBLE"). After WAC's Damages exceed the Deductible, L-P shall pay all Damages over and above the Deductible; PROVIDED, HOWEVER, that the aggregate liability of L-P in connection with its indemnification obligations under this Agreement shall not exceed an amount equal to 10% of the Purchase Price (except that such cap shall not apply to any Damages resulting from L-P's breach of its representations and warranties contained in SUBSECTION 5.1.3). Notwithstanding the foregoing, L-P shall not be required to indemnify, defend or hold WAC harmless from and against any claim or series of related claims if the Damages resulting therefrom suffered by WAC do not exceed $25,000.

                  10.7 EXCLUSIONS. Notwithstanding any provision in this Agreement to the contrary, (a) no indemnification shall be available to WAC, and WAC shall have no recourse after the Closing against L-P, with respect to any breach of the representation set forth in SUBSECTION 5.1.4; (b) any indemnification pursuant to this ARTICLE 10 shall exclude all incidental, consequential, indirect, special and punitive damages (except to the extent that such damages result from any indemnifying party's acts or omissions that constitute negligence or intentional misconduct); and (c) no indemnification that would otherwise be provided by this ARTICLE 10 shall be payable if and to the extent that any insurance proceeds are paid or payable therefor to the indemnified party (unless the insurance carrier has effectively denied liability therefor).

                  10.8 NO SETOFF. Neither WAC nor AAPC shall not be entitled to recover any indemnification payment for Damages or other amounts due from L-P hereunder by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from WAC or AAPC to L-P hereunder or under any document delivered pursuant hereto or in connection herewith, including, without limitation, the Note.

                  10.9 MUTUAL RELEASE. Except for the indemnification provided for in this ARTICLE 10, and L-P's remedies under the Note, as of the Closing, each of L-P and WAC forever waives, releases and discharges the other party and such party's respective Affiliates, successors and assigns from any and all claims, liabilities, actions, whether known or unknown at the Closing Date, which any such party has or incurs, or may in the future have or incur, against the other party, arising out of or related to the physical, environmental, economic or legal condition of the properties and assets currently, formerly, or to be used in the future, in the Weather-Seal Business or operated, owned, leased, controlled, possessed, occupied or maintained by either party in the past, present or future and related to the Weather-Seal Business. Without limiting the foregoing, except for the indemnification provided for in SECTION 10.2, WAC and its Affiliates hereby forever waive, release and discharge the L-P Indemnified Parties and their successors and assigns from any and all claims for cost recovery or contribution under any

Environmental Law and under common law doctrines, including without limitation, nuisance, waste, trespass and strict liability.

                           ARTICLE (11). MISCELLANEOUS
                           ---------------------------

                  11.1 AMENDMENTS; WAIVERS. This Agreement may be amended or supplemented only by a writing executed by WAC and L-P. WAC or L-P may waive compliance by the other party with any of the terms, covenants or conditions contained in this Agreement. No waiver will be effective unless in writing.

                  11.2 ENTIRE AGREEMENT. This Agreement, the Note, the Escrow Agreement and the Nondisclosure Agreement (subsequent to the Closing only to the extent such Nondisclosure Agreement covers Confidential Information (as defined therein) not Transferred to WAC in this Agreement) set forth the entire understanding of the parties hereto with respect to the subject matter of this Agreement, the Escrow Agreement and the Nondisclosure Agreement, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties, including, but not limited to, the Letter of Intent, dated February 17, 1998 (the "LETTER OF INTENT"), which will have no further force nor effect from the date hereof.

                  11.3 GOVERNING LAW. This Agreement must in all respects be governed by and construed in accordance with the Laws of the State of Ohio, without regard to its principles of conflicts of Law.

                  11.4 NOTICES. Any notice, request or other communication required or permitted pursuant to this Agreement must be in writing and shall be deemed duly given when received if (a) personally delivered (b) sent by telecopy, with confirmed answer back or (c) sent by priority delivery by a nationally recognized overnight courier service, to the parties at their respective addresses set forth below.

                  If to L-P:         Louisiana-Pacific Corporation
                                     111 S.W. Fifth Avenue
                                     Suite 4200
                                     Portland, OR  97204
                                     ATTENTION:  General Counsel
                                     Telecopy No: (503) 796-0105

                  With a copy to:    Jones, Day, Reavis & Pogue
                                     North Point
                                     901 Lakeside Avenue
                                     Cleveland, OH  44114
                                     ATTENTION:  Sean M. McAvoy, Esq.
                                     Telecopy No: (216) 579-0212

               If to WAC or AAPC:   Weather-Seal Acquisition Corporation or
                                    American Architectural Products Corporation
                                    755 Boardman Canfield Road
                                    Southbridge Executive Park, Building G-West
                                    Boardman, OH 44512
                                    ATTENTION:  Jonathan Schoenike, Esq.
                                    Telecopy No: (330) 965-9915




Any party by written notice to the others given in accordance with this SECTION
11.4 may change the address or the Persons to whom notices will be directed.

                  11.5 COUNTERPARTS; FACSIMILES. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument. This Agreement shall be effective upon execution and exchange of facsimile copies of the signature page hereof provided that the parties undertake to subsequently exchange original signature pages via overnight courier service.

                  11.6 ASSIGNMENT. Neither this Agreement nor any obligation under this Agreement may be assigned by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld).

                  11.7 THIRD PARTIES. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person or entity other than WAC, AAPC and L-P any rights or remedies under or by reason of this Agreement.

                  11.8 SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached to this Agreement are incorporated in this Agreement and are part of this Agreement for all purposes.

                  11.9 HEADINGS. The headings in this Agreement are solely for convenience of reference and will not be given any effect in the construction or interpretation of this Agreement.

                  11.10 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings:

                           11.10.1 AFFILIATE. "AFFILIATE" means any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified.

                           11.10.2 CONTROL. "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                           11.10.3 HAZARDOUS SUBSTANCE. "HAZARDOUS SUBSTANCE" means any hazardous material, hazardous substance, toxic substance or words of similar import under any Environmental Law.

                           11.10.4 KNOWLEDGE. The phrase "TO THE BEST OF THE L-P'S KNOWLEDGE" or words of similar effect are deemed to refer only to information that is actually known by the officers or employees of L-P listed on SCHEDULE 11.10.4.

                           11.10.5 LAW. "LAW" means any federal, state, local or foreign law, statute, ordinance, rule, order or regulation of any Governmental Authority.

                           11.10.6 MATERIAL ADVERSE CHANGE. "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, condition, assets, liabilities and operations of the Weather-Seal Business (quantified as an adverse change in excess of $500,000 in the aggregate).

                           11.10.7 RELEASE. "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing of a Hazardous Substance into the Environment, which (i) requires notification to a governmental authority under an Environmental Law; or (ii) exceeds the reportable quantity for such substance established under an Environmental Law.

                           11.10.8 RESTRICTED TERRITORY. "RESTRICTED TERRITORY" means the states listed on SCHEDULE 11.10.9.

                           11.10.9 TRANSFER. The term "TRANSFER" (including the term "TRANSFERRED"), with respect to any assets, properties, rights or interests, means the sale, transfer, conveyance, setting over, assignment and delivery of such assets, properties, rights or interests.



                  11.11 REMEDIES EXCLUSIVE. After the Closing, the rights to indemnification provided for in ARTICLE 10 and, in L-P's case, the additional remedies under the Note, will be the exclusive remedies available to the parties against each other in respect of this Agreement, the Note, the Transaction Documents and the transactions contemplated under this Agreement or the Transaction Documents.

                  11.12 INTERPRETATION. Unless the context of this Agreement expressly indicates otherwise, (a) the masculine, feminine or neuter gender and the singular or plural number will each be deemed to include the others; (b) all references to Articles, Sections, Subsections or clauses will be deemed to be references to Articles, Sections, Subsections or clauses of this Agreement; and
(c) all references to Schedules or Exhibits will be deemed to be references to Schedules or Exhibits to this Agreement.

                  11.13 EXPENSES. Each party shall bear its own costs and expenses, including, without limitation, the fees of attorneys, accountants, brokers, finders and other advisors, incurred at any time in connection with the negotiation and consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that (i) neither WAC or L-P, as the terminating party as the case may be, shall be prevented from seeking to recover such costs or expenses in the event this Agreement is terminated in accordance with SUBSECTIONS 9.1.3 OR 9.1.4, respectively (which termination, however, shall in no way effect the L-P Termination Fee, the payment of which is governed solely by SECTION 9.3), (ii) each of L-P and WAC shall bear fifty percent (50%) of the cost of the Environmental Audits (capped in the case of WAC at $10,000) and
(iii) L-P shall bear the cost of the Title Insurance.

                  11.14 GUARANTEE OF AMERICAN ARCHITECTURAL PRODUCTS CORPORATION. AAPC hereby guarantees the full and prompt performance of all the covenants and agreements made by WAC hereunder or otherwise in connection with the transactions contemplated hereby, and the prompt and full payment of all the obligations and liabilities of WAC arising from or assumed under this Agreement or arising from the transactions contemplated hereunder. The obligations of AAPC under this guarantee are absolute, primary, direct and immediate and not conditional or contingent upon pursuit by L-P of any prior action or proceeding, or of any other remedies it may have, against WAC, or any other Person, and shall be unaffected by any amendment, waiver or other modification of this Agreement. AAPC hereby waives (a) promptness and diligence; (b) notice of acceptance; and (c) all other notices, demands, protests and notice of protest that may otherwise (without such waiver) be required by Law. Notwithstanding the foregoing, AAPC retains all rights under this Agreement, any Transaction Document or Law to which WAC is otherwise entitled.

                  IN WITNESS WHEREOF, WAC, AAPC and L-P have caused their duly authorized representatives to execute this Agreement the date first above written.

                                WEATHER-SEAL ACQUISITION
                                CORPORATION


                                By: /s/ Frank J. Amedia
                                   ------------------------------------
                                Name: Frank J. Amedia
                                Title: President and Chief Executive Officer

                                Solely as to Sections 3.2, 10.8 and 11.14:

                                AMERICAN ARCHITECTURAL PRODUCTS
                                CORPORATION

                                By: /s/ Frank J. Amedia
                                   ------------------------------------
                                   Name: Frank J. Amedia
                                   Title: President and Chief Executive Officer


                                LOUISIANA-PACIFIC CORPORATION



                                By: /s/ William L. Hebert
                                   ------------------------------------
                                   Name:  William L. Hebert
                                   Title:  Director, Strategic Planning

Schedule          -        5.2.5            Conflicts (WAC)
Schedule          -        6.1.5            No Material Adverse Change
Schedule          -        7.1.1            Certain Actions
Schedule          -        11.10.4          Knowledge
Schedule          -        11.10.9          Restricted Territory

                                    EXHIBITS

Exhibit A         -        Subordinated Promissory Note
Exhibit B         -        Bill of Sale
Exhibit C         -        Intellectual Property Assignment
Exhibit D         -        Assignment and Assumption of Leases
Exhibit E         -        Assumption Agreement